REVOLVING CREDIT AGREEMENT
Dated as of October 30, 2000

Among

ALLIANCE CAPITAL MANAGEMENT L. P.,
as Borrower

BANK OF AMERICA, N.A.,
as Administrative Agent,

BANC OF AMERICA SECURITIES LLC,
as Arranger,

THE CHASE MANHATTAN BANK,
as Syndication Agent,

DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES,
as Documentation Agent

BANK OF AMERICA, N.A.
THE CHASE MANHATTAN BANK
and
DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES,
individually and as Co-Agents,

and

THE BANKS WHOSE NAMES APPEAR
ON THE SIGNATURE PAGES HEREOF

TABLE OF CONTENTS

1.	DEFINITIONS AND RULES OF INTERPRETATION
	1.1	Definitions
	1.2	Rules of Interpretation
2.	THE REVOLVING CREDIT FACILITY
	2.1	Commitment to Lend
	2.2	Facility Fee
	2.3	Utilization Fee
	2.4	Reduction of Total Commitment
	2.5	The Notes
	2.6	Interest on Loans
2.6.1 Interest Rates
2.6.2 Interest Payment Dates
	2.7	Requests for Loans
	2.8	Loans to Cover Reimbursement Obligations
	2.9	Conversion Options
2.9.1 Conversion to LIBOR Loan
2.9.2 Continuation of Type of Loan
2.9.3 LIBOR Loans
2.9.4 Conversion Requests
	2.10	Funds for Loans
2.10.1 Funding Procedures
2.10.2 Advances by Administrative Agent
	2.11	Limit on Number of LIBOR Loans
3.	REPAYMENT OF LOANS
	3.1	Maturity
	3.2	Mandatory Repayments of Loans
3.2.1 Loans in Excess of Commitment
3.2.2 Change of Control
	3.3	Optional Repayments of Loans
4.	LETTERS OF CREDIT
	4.1	Letter of Credit Commitments
4.1.1 Commitment to Issue Letters of Credit
4.1.2 Letter of Credit Applications
4.1.3 Terms of Letters of Credit
4.1.4 Reimbursement Obligations of Banks
4.1.5 Participations of Banks
	4.2	Reimbursement Obligation of the Borrower
	4.3	Letter of Credit Payments
	4.4	Obligations Absolute
	4.5	Reliance by Issuer
	4.6	Letter of Credit Fee
	4.7	Additional Cash Collateral Provisions
5.	CERTAIN GENERAL PROVISIONS
	5.1	Application of Payments
	5.2	Funds for Payments
5.2.1 Payments to Co-Agents, Administrative Agent
5.2.2 No Offset, Etc.
5.2.3 Fees Non-Refundable
	5.3	Computations
	5.4	Inability to Determine LIBOR Rate Basis
	5.5	Illegality
	5.6	Additional Costs, Etc.
	5.7	Capital Adequacy
	5.8	Certificate
	5.9	Indemnity
	5.10	Interest After Default
6.	REPRESENTATIONS AND WARRANTIES
	6.1	Corporate Authority
6.1.1 Incorporation; Good Standing
6.1.2 Authorization
6.1.3 Enforceability
6.1.4 Equity Securities
	6.2	Governmental Approvals
	6.3	Liens; Leases
	6.4	Financial Statements
	6.5	No Material Changes, Etc.
	6.6	Permits
	6.7	Litigation
	6.8	Material Contracts
	6.9	Compliance with Other Instruments. Laws, Etc.
	6.10	Tax Status
	6.11	No Event of Default
	6.12	Holding Company and Investment Company Acts
	6.13	Insurance
	6.14	Certain Transactions
	6.15	Employee Benefit Plans
	6.16	Regulations U and X
	6.17	Environmental Compliance
	6.18	Subsidiaries, Etc.
	6.19	Funded Debt
	6.20	General
7.	AFFIRMATIVE COVENANTS OF THE BORROWER
	7.1	Punctual Payment
	7.2	Maintenance of Office
	7.3	Records and Accounts
	7.4	Financial Statements, Certificates, and Information
	7.5	Notices
7.5.1 Defaults
7.5.2 Environmental Events
7.5.3 Notice of Proceedings and Judgments
7.5.4 Notice of Change of Control
	7.6	Existence; Business; Properties
7.6.1 Legal Existence
7.6.2 Conduct of Business
7.6.3 Maintenance of Properties
7.6.4 Status Under Securities Laws
	7.7	Insurance
	7.8	Taxes
	7.9	Inspection of Properties and Books, Etc.
7.9.1 General
7.9.2 Communication with Accountants
	7.10	Compliance with Government Mandates, Contracts, and Permits
	7.11	Use of Proceeds
	7.12	Restricted Subsidiaries
	7.13	Certain Changes in Accounting Principles
8.	CERTAIN NEGATIVE COVENANTS OF THE BORROWER
	8.1	Disposition of Assets
	8.2	Mergers and Reorganizations
	8.3	Acquisitions
	8.4	Restrictions on Liens
	8.5	Guaranties
	8.6	Restrictions on Investments
	8.7	Restrictions on Funded Debt
	8.8	Distributions
	8.9	Transactions with Affiliates
	8.10	Fiscal Year
	8.11	Compliance with Environmental Laws
	8.12	Employee Benefit Plans
	8.13	Amendments to Certain Documents
9.	FINANCIAL COVENANTS OF THE BORROWER
	9.1	Ratio of Consolidated Adjusted Funded Debt to Consolidated Adjusted Cash Flow
	9.2	Minimum Net Worth
	9.3	Miscellaneous
10.	CLOSING CONDITIONS
	10.1	Financial Statements and Material Changes
	10.2	Loan Documents
	10.3	Certified Copies of Charter Documents
	10.4	Partnership and Corporate Action
	10.5	Consents
	10.6	Opinions of Counsel
	10.7	Proceedings
	10.8	Incumbency Certificate
	10.9	Fees
	10.10	Representations and Warranties True; No Defaults
11.	CONDITIONS TO ALL BORROWINGS
	11.1	No Default
	11.2	Representations True
	11.3	Loan Request or Letter of Credit Application
	11.4	Payment of Fees
	11.5	No Legal Impediment
12.	EVENTS OF DEFAULT; ACCELERATION; ETC.
	12.1	Events of Default and Acceleration
	12.2	Termination of Commitments
	12.3	Remedies
	12.4	Application of Monies
13.	SETOFF
14.	THE ADMINISTRATIVE AGENT
	14.1	Authorization
	14.2	Employees and Agents
	14.3	No Liability
	14.4	No Representations
	14.5	Payments
14.5.1 Payments to Administrative Agent
14.5.2 Distribution by Administrative Agent
14.5.3 Delinquent Banks
	14.6	Holders of Notes
	14.7	Indemnity
	14.8	Administrative Agent and Co-Agents as Banks
	14.9	Resignation
	14.10	Notification of Defaults and Events of Default
	14.11	Duties in the Case of Enforcement
15.	EXPENSES
16.	INDEMNIFICATION
17.	SURVIVAL OF COVENANTS, ETC.
18.	ASSIGNMENT AND PARTICIPATION
	18.1	Conditions to Assignment by Banks
	18.2	Certain Representations and Warranties; Limitations; Covenants
	18.3	Register
	18.4	New Notes
	18.5	Participations
	18.6	Disclosure
	18.7	Assignee or Participant Affiliated with the Borrower
	18.8	Miscellaneous Assignment Provisions
	18.9	Assignment by Borrower
19	NOTICES, ETC.
20.	GOVERNING LAW
21.	HEADINGS
22.	COUNTERPARTS
23.	ENTIRE AGREEMENT, ETC.
24.	WAIVER OF JURY TRIAL
25.	CONSENTS, AMENDMENTS, WAIVERS, ETC.
26.	SEVERABILITY

Schedules

Schedule 1	-	Banks and Commitments
Schedule 6.2	-	Governmental Approvals
Schedule 6.18	-	Subsidiaries
Schedule 6.19	-	Funded Debt
Schedule 8.4	-	Certain Permitted Liens
Schedule 8.6	-	Certain Investments

Exhibits

Exhibit A	-	Form of Assumption Agreement
Exhibit B	-	Form of Note
Exhibit C	-	Form of Loan Request
Exhibit D	-	Form of Confirmation of Loan Request
Exhibit E	-	Form of Conversion Request
Exhibit F	-	Form of Confirmation of Conversion Request
Exhibit G	-	Letter of Credit Application
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Opinion Letter
Exhibit J	-	Form of Assignment and Acceptance

REVOLVING CREDIT AGREEMENT

          THIS REVOLVING CREDIT AGREEMENT, dated as of October 30, 2000 (this “Credit Agreement”), by and among ALLIANCE CAPITAL MANAGEMENT L.P., a Delaware limited partnership (together with its permitted successors, the “Borrower”), and the lending institutions listed on Schedule 1 (collectively, the “Banks”), and BANK OF AMERICA, N.A., THE CHASE MANHATTAN BANK and DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES, as co-agents for the Banks (as defined hereinbelow) (in such capacity, the “Co-Agents”), BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”), THE CHASE MANHATTAN BANK, as syndication agent (in such capacity, the “Syndication Agent”), and DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES, as documentation agent for the Banks (in such capacity, the “Documentation Agent”);

W I T N E S S E T H:

          WHEREAS, the Borrower desires to obtain from the Banks certain credit facilities as described in this Credit Agreement for working capital and for other purposes as provided below;

          WHEREAS, the Banks are willing to provide such credit facilities to the Borrower upon the terms and conditions set forth in this Credit Agreement; and

          WHEREAS, the Co-Agents are willing to act as co-agents, and the Administrative Agent is willing to act as administrative agent, for the Banks in connection with such credit facilities as provided in this Credit Agreement;

          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth hereinbelow, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto do hereby agree as follows:

1.       DEFINITIONS AND RULES OF INTERPRETATION.

          1.1     Definitions .  The following terms shall have the meanings set forth in this Section 1.1 or elsewhere in the provisions of this Credit Agreement referred to below:

          Acquisition.  As defined in Section 8.3.

          Administrative Agent.  Bank of America, acting as administrative agent for the Banks.

          Administrative Agent’s Head Office.  The Administrative Agent’s head office located at 101 North Tryon Street, Charlotte, North Carolina 28255, or at such other location as the Administrative Agent may designate in a written notice to the other parties hereto from time to time.

          Administrative Agent’s Overnight Investment Rate.  The annual rate of interest in effect from time to time that is equal to the interest rate received by the Administrative Agent from time to time with respect to funds invested in overnight repurchase agreements.

          Affiliate.  As defined under Rule 144 (a) under the Securities Act of 1933, as amended, but not including any Restricted Subsidiary or any investment fund which is managed or advised by the Borrower.

          Alliance Distributors.  Alliance Fund Distributors, Inc., a Delaware corporation.

          Applicable Margin.  An annual percentage rate determined by the Administrative Agent, as of any date of determination, in accordance with the Borrower’s S&P Rating and Moody’s Rating in effect as of any date of determination as follows:

Borrower’s S&P Rating/Moody’s Rating	Applicable Margin
A-1+/P-1	0.170%
A-1/P-1	0.210%
A-1/P-2 or A-2/P-1	0.225%
A-2/P-2	0.350%
Less than A-2/P-2	0.550%

Notwithstanding the foregoing, if the Borrower loses both its Moody’s Rating and its S&P Rating at any time, the Applicable Margin shall be 0.550%, in any such case subject, as applicable, to the provisions of Section 5.10 hereof.  If, subsequent to losing such ratings, the Borrower is able to again obtain such ratings, the above table shall, from and after the date of such occurrence (until such time, if any, that the Borrower again loses such ratings), govern the Applicable Margin.

          Assignment and Acceptance.  As defined in Section 18.1.

          Assumption Agreement.  An Assumption Agreement in the form of Exhibit A hereto with appropriate completions and insertions and with such non–substantive changes as may be required to reflect the specific nature of the transaction giving rise to the execution and delivery of such Assumption Agreement.

          AXA Group.  AXA, a societe anonyme organized under the laws of France, and its Subsidiaries.

          Bank of America.  Bank of America, N.A., a national banking association.

          Banks.  Bank of America, N.A., The Chase Manhattan Bank and Deutsche Bank AG, New York and/or Cayman Islands Branches, as listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to Section 18.1.

          Borrower.  As defined in the preamble hereto.

          Borrower Partnership Agreement. The Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of October 29, 1999, by and among the General Partner and those other Persons who became partners of the Borrower as provided therein, as such agreement has been amended and exists at the date of this Credit Agreement and may be amended or modified from time to time in compliance with the provisions of this Credit Agreement.

          Business.  With respect to any Person, the assets, properties, business, operations and condition (financial and otherwise) of such Person.

          Business Day.  Any day on which banking institutions in Charlotte, North Carolina and New York, New York, are open for the transaction of banking business and, in the case of LIBOR Loans, also a day which is a LIBOR Business Day.

          Capital Assets.  Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as Permits, deferred sales commissions and good will); provided that Capital Assets shall not include any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP.

          Capital Expenditures.  Amounts paid or indebtedness incurred by the Borrower or any of its Consolidated Subsidiaries in connection with the purchase or lease by the Borrower or any of such Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with GAAP.

          Capitalized Leases.  Leases under which the Borrower or any of its Consolidated Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

          CERCLA.  As defined in Section 6.17.

          Change of Control.  Each and every (a) issue, sale, or other disposition of Voting Equity Securities of the Borrower that results in any Person or group of Persons acting in concert (other than any of AXA Financial, Inc. and its Subsidiaries, and any member of the AXA Group) beneficially owning or controlling, directly or indirectly, more than eighty percent (80%) (by number of votes) of the Voting Equity Securities of the Borrower or (b) issue, sale, or other disposition of Voting Equity Securities of the General Partner which results in any Person or group of Persons acting in concert (other than any of AXA Financial, Inc. and its Subsidiaries, and any member of the AXA Group) beneficially owning or controlling, directly or indirectly, more than fifty percent (50%) (by number of votes) of the Voting Equity Securities of the General Partner.

          Change of Control Date.  Any date upon which a Change of Control occurs.

          Closing Date.  The date, not later than November 20, 2000, on which each of the conditions set forth in Section 10 is satisfied or waived.

          Co-Agents.   Bank of America, The Chase Manhattan Bank and Deutsche Bank AG, New York and/or Cayman Islands Branches, acting as co-agents for the Banks.

          Co-Agents Head Office.  In the case of Bank of America, 101 Tryon Street, Charlotte, North Carolina 28225, in the case of The Chase Manhattan Bank, 270 Park Avenue, 36th Floor, New York, New York 10017, and in the case of Deutsche Bank AG, New York and/or Cayman Islands Branches, 31 West 52nd Street, New York, New York 10019, or at such other location as any Co-Agent may designate in a written notice to the other parties hereto from time to time.

          Code.  The Internal Revenue Code of 1986, as amended.

          Commitment.  With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank’s obligation to make Loans to the Borrower and to participate in the issuance, extension, and renewal of Letters of Credit for the account of the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

          Commitment Percentage.  With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank’s percentage of the aggregate Commitments of all of the Banks.

          Consolidated or consolidated.  With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and the Consolidated Subsidiaries, consolidated in accordance with GAAP.

          Consolidated Adjusted Cash Flow.  As defined in Section 9.1.

          Consolidated Adjusted Funded Debt.  As defined in Section 9.1.

          Consolidated Net Income (or Loss).  The consolidated net income (or loss) of the Borrower, determined in accordance with GAAP, but excluding in any event:

                              (a)      to the extent provided by Section 8.8, any portion of the net earnings of any Restricted Subsidiary that, by virtue of a restriction or Lien binding on such Restricted Subsidiary under a Contract or Government Mandate, is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary;

                              (b)      earnings resulting from any reappraisal, revaluation, or write-up of assets; and

                              (c)      any reversal of any contingency reserve, except to the extent that such provision for such contingency reserve shall have been made from income arising during the period subsequent to December 31, 1999, through the end of the period for which Consolidated Net Income (or Loss) is then being determined, taken as one accounting period.

          Consolidated Net Worth.  The excess of Consolidated Total Assets over Consolidated Total Liabilities, less, to the extent otherwise includable in the computations of Consolidated Net Worth, any subscriptions receivable with respect to Equity Securities of the Borrower or its Consolidated Subsidiaries (with such adjustments as may be appropriate so as not to double count intercompany items).

          Consolidated Subsidiaries.  At any point in time, the Subsidiaries of the Borrower that are consolidated with the Borrower for financial reporting purposes with respect to the fiscal period of the Borrower in which such point in time occurs.

          Consolidated Total Assets.  All assets of the Borrower determined on a consolidated basis in accordance with GAAP.

          Consolidated Total Liabilities.  All liabilities of the Borrower determined on a consolidated basis in accordance with GAAP.

          Contracts.  Contracts, agreements, mortgages, leases, bonds, promissory notes, debentures, guaranties, Capitalized Leases, indentures, pledges, powers of attorney, proxies, trusts, franchises, or other instruments or obligations.

          Conversion Request.  A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with Section 2.9.

          Credit Agreement.  This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

          Default.  As defined in Section 12.

          Distribution.  With respect to any Entity, the declaration or payment (without duplication) of any dividend or distribution on or in respect of any Equity Securities of such Entity, other than dividends payable solely in Equity Securities of such Entity that are not required to be classified as liabilities on the balance sheet of such Entity under GAAP; the purchase, redemption, or other retirement of any Equity Securities of such Entity, directly or indirectly through a Subsidiary of such Entity or otherwise; or the return of capital by such Entity to the holders of its Equity Securities as such.

          Documentation Agent.  Deutsche Bank AG, New York and/or Cayman Islands Branches, acting as documentation agent.

          Dollars or $.  Dollars in lawful currency of the United States of America.

          Domestic Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Federal Funds Rate Loans.

          Drawdown Date.  The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with Section 2.9.

          EBITDA.  The Consolidated Net Income (or Loss) for any period, plus provision for any income taxes, interest (whether paid or accrued, but without duplication of interest accrued for previous periods), depreciation, or amortization for such period, in each case to the extent deducted in determining such Consolidated Net Income (or Loss).

          Eligible Assignee.  Any of (a) a commercial bank or finance company organized under the laws of the United States, any State thereof, or the District of Columbia, and having total assets in excess of One Billion Dollars ($1,000,000,000); (b) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of One Billion Dollars ($1,000,000,000), provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; and (c) the central bank of any country which is a member of the OECD.

          Employee Benefit Plan.  Any employee benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

          Entity.  Any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity.

          Environmental Laws.  As defined in Section 6.17(a).

          Equity Securities.  With respect to any Entity, all equity securities of such Entity, including any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company member interests, (d) options, warrants, or other rights to purchase or acquire any equity security, or (e) securities convertible into any equity security.

          ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

          ERISA Affiliate.  Any Person that is treated as a single employer together with the Borrower under §414 of the Code.

          ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

          Event of Default.  As defined in Section 12.

          Federal Funds Rate. A simple interest rate equal to the sum of the Federal Funds Rate Basis plus the Applicable Margin.  The Federal Funds Rate shall be adjusted automatically as of the opening of business of the effective date of each change in the Federal Funds Rate Basis to account for such change.

          Federal Funds Rate Basis. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three funds brokers of recognized standing selected by the Administrative Agent.

          Federal Funds Rate Loan.  A Loan which bears interest at the Federal Funds Rate.

          Fully Effective.  With respect to any Contract, that (a) such Contract is the legal, valid, and binding obligation of the Borrower or its Subsidiary, as the case may be, enforceable against such party according to its terms, and (b) if such Contract exists on or before the date of this Credit Agreement, such Contract shall remain in full force and effect notwithstanding the execution and delivery of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents.

          Funded Debt.  With respect to the Borrower or any Consolidated Subsidiary, (a) all indebtedness for money borrowed of such Person, (b) every obligation of such Person in respect of Capitalized Leases, (c) all reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances, or similar facilities issued for the account of such Person, (d) Indebtedness that constitutes Funded Debt as provided in Section 8.1(d), and (e) all guarantees, endorsements, acceptances, and other contingent obligations of such Person, whether direct or indirect, in respect of indebtedness for borrowed money of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness for borrowed money, or to assure the owner of indebtedness for borrowed money against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, provided, however, that each guaranty of Indebtedness of, keepwell obligation for, or obligation to make funds available for, any Consolidated Subsidiary that acts as general partner of one or more partnerships sponsored or established by the Borrower or any of its Subsidiaries shall constitute Funded Debt from and after such time as such guaranty, keepwell, or other obligation is no longer contingent, whereupon such guaranty, keepwell, or other obligation will constitute Funded Debt in an amount equal to the liability of such Person in respect of such guaranty, keepwell, or other obligation to the extent such guaranty, keepwell or other obligation is non–contingent.

          General Partner.  (a) Alliance Capital Management Corporation, a Delaware corporation, in its capacity as general partner of the Borrower and (b) any other Persons who satisfy the requirements for admitting general partners without causing a Default or an Event of Default as set forth in Section 12.1(n) and who are so admitted, each in its capacity as a general partner of the Borrower, and their respective successors.

          GAAP.  Subject to Section 7.13, (a) when used in Section 9, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on December 31, 1999, and (ii) to the extent consistent with such principles, the accounting practices of the Borrower reflected in its consolidated financial statements for the year ended on December 31, 1999, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

          Government Authority.  The United States of America or any state, district, territory, or possession thereof, any local government within the United States of America or any of its territories and possessions, any foreign government having appropriate jurisdiction or any province, territory, or possession thereof, or any court, tribunal, administrative or regulatory agency, taxing or revenue authority, central bank or banking regulatory agency, commission, or body of any of the foregoing.

          Government Mandate.  With respect to (a) any Person, any statute, law, rule, regulation, code, or ordinance duly adopted by any Government Authority, any treaty or compact between two (2) or more Government Authorities, and any judgment, order, decree, ruling, finding, determination, or injunction of any Government Authority, in each such case that is, pursuant to appropriate jurisdiction, legally binding on such Person, any of its Subsidiaries or any of their respective properties, and (b) the Administrative Agent, any Co-Agent or any Bank, in addition to subsection (a) hereof, any policy, guideline, directive, or standard duly adopted by any Government Authority with respect to the regulation of banks, monetary policy, lending, investments, or other financial matters.

          Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a -Multiemployer Plan.

          Hazardous Substances.  As defined in Section 6.17(b).

          Indebtedness.  All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto in accordance with GAAP, including: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any Lien existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of hedging contracts, including, without limitation, interest rate and currency swaps, caps, collars and other financial derivative products; and (d) all guarantees, endorsements, and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

          Interest Payment Date.  (a) As to any Federal Funds Rate Loan, the last day of each calendar quarter during all or a portion of which such Federal Funds Rate Loan is outstanding and the maturity of such Federal Funds Rate Loan; (b) as to any LIBOR Loan, the last day of each Interest Period with respect to such LIBOR Loan, the maturity of such LIBOR Loan, and, if the Interest Period of such LIBOR Loan is longer than three (3) months, the date that is three (3) months from the first day of such Interest Period and the last day of each successive three (3) month period during such Interest Period.

          Interest Period. With respect to any LIBOR Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of, as selected by the Borrower in a Loan Request, one (1), two (2), or three (3) weeks, or one (1), two (2), three (3), four (4), five (5), or six (6) months, if available in readily ascertainable markets; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                    (i)       if any Interest Period for a LIBOR Loan would otherwise end on a day that is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; and

                    (ii)      any Interest Period commencing prior to the Maturity Date that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

          Investments.  All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of Equity Securities or Funded Debt of, or for loans, advances, or capital contributions, or in respect of any guaranties (or other commitments as described under Indebtedness) of, any Person.  In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding and the amount of Indebtedness represented by a keepwell obligation shall be taken at not less than the maximum amount of the keepwell obligation, as the case may be; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest, or otherwise; and (d) there shall not be added to or deducted from the aggregate amount of Investments any increase or decrease in the value thereof.  For purposes of determining the amount of Investments by the Borrower and the Consolidated Subsidiaries outstanding at any time, investments (defined as aforesaid) by an Unrestricted Subsidiary in an Entity that is not a Subsidiary of the Borrower shall not be counted as Investments hereunder to the extent that they do not exceed the aggregate amount of Investments by the Borrower and the Consolidated Subsidiaries in such Unrestricted Subsidiary.

          Letter of Credit.  As defined in Section 4.1.1.

          Letter of Credit Application.  As defined in Section 4.1.1.

          Letter of Credit Commitment.  As defined in Section 4.1.1.

          Letter of Credit Fee.  As defined in Section 4.6.

          Letter of Credit Participation.  As defined in Section 4.1.1.

          LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

          LIBOR Lending Office.  Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining LIBOR Loans.

          LIBOR Loan.  A Loan which bears interest at the LIBOR Rate.

          LIBOR Rate. A simple per annum interest rate equal to the sum of (a) the quotient of (i) the LIBOR Rate Basis divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin.  The LIBOR Rate shall be rounded upward to four decimal places and shall apply to the applicable Interest Period, and, once determined, shall be subject to the provisions of this Credit Agreement and shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the LIBOR Reserve Percentage.

          LIBOR Rate Basis.  For any Interest Period, the interest rate per annum equal to the offered rate for deposits in United States dollars (rounded to four decimal places) in amounts comparable to the principal amount of, and for a length of time comparable to and commencing on the first day of the Interest Period for, the LIBOR Loan to be made by the Banks, which interest rate appears on Telerate Page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; provided, however, that (i) if more than one such offered rate appears on Telerate Page 3750, the LIBOR Rate Basis shall be the arithmetic average (rounded to four decimal places) of such offered rates, or (ii) if no such offered rates appear on such page, the LIBOR Rate Basis shall be the interest rate per annum (rounded to four decimal places) at which United States dollar deposits are offered to the Administrative Agent in the London interbank borrowing market at approximately 9:00 a.m. (Charlotte, North Carolina time) on the date two (2) Business Days prior to the first day of such Interest Period in an amount comparable to and commencing on the first day of the principal amount of, and for a length of time comparable to the Interest Period for, the LIBOR Loan to be made by the Banks.

          LIBOR Reserve Percentage.  The percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the actual reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), to the extent that any Lender has any Eurocurrency Liabilities subject to such reserve requirement at that time. The LIBOR Rate for any LIBOR Loan shall be adjusted as of the effective date of any change in the LIBOR Reserve Percentage.

          Lien.  Any lien, mortgage, security interest, pledge, charge, beneficial or equitable interest or right, hypothecation, collateral assignment, easement, or other encumbrance.

          Loan Documents.  This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, any Assumption Agreements and any instrument or document designated by the parties thereto as a “Loan Document” for purposes hereof.

          Loan Request.  As defined in Section 2.7.

          Loans.  Revolving credit loans made or to be made by the Banks to the Borrower pursuant to Section 2.

          Majority Banks.  The Banks whose aggregate Commitments constitute at least sixty-six and two thirds percent (66-2/3%) of the Total Commitment.

          Mandatory Borrowing.  As defined in Section 2.12.

          Material Effect.  A material adverse effect on (a) the ability of the Borrower or any Other Obligor to enter into and to perform and observe its Obligations under the Loan Documents, or (b) the Business of the Borrower and its Consolidated Subsidiaries taken as a whole.

          Material Subsidiary.  Any Subsidiary of the Borrower, any Other Obligor, or Alliance Distributors that, singly or together with any other such Subsidiaries then subject to one or more of the conditions described in Section 12.1(h), Section 12.1(i), or Section 12.1(m), either (a) at the date of determination owns Significant Assets, or (b) has total assets as of the date of determination equal to not less than five percent (5%) of the Consolidated Total Assets of the Borrower as set forth in the consolidated balance sheet of the Borrower included in the most recent available annual or quarterly report of the Borrower.

          Maturity Date.  October 30, 2002.

          Maximum Drawing Amount.  The maximum aggregate amount from time to time that the beneficiaries may draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

          Moody’s Rating.  With respect to any Entity which is the issuer or obligor with respect to commercial paper, the rating assigned to such entity by Moody’s Investors Service, Inc. from time to time in effect.

          Multiemployer Plan.  Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

          1940 Act.  The Investment Company Act of 1940, as amended.

          Notes.  The Notes of the Borrower to the Banks in respect of the Borrower’s Obligations under this Credit Agreement of even date herewith, substantially in the form of Exhibit B, as amended, modified and renewed from time to time.

          Obligations.  All indebtedness, obligations, and liabilities of any of the Borrower, its Subsidiaries, and Other Obligors to any of the Banks, any Co-Agent and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit or other instruments at any time evidencing any thereof.

          Other Obligor.  As defined in the Assumption Agreements.

          Outstanding.  With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

          PBGC.  The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

          Permits.  Permits, licenses, franchises, patents, copyrights, trademarks, trade names, approvals, clearances, and applications for or rights in respect of the foregoing of any Government Authority.

          Permitted Acquisitions.  Acquisitions permitted under clauses (a) through (f) of Section 8.3.

          Permitted Liens.  Liens permitted by Section 8.4.

          Person.  Any individual, Entity, or Government Authority.

          Proceedings.  Any (a) actions at law, (b) suits in equity, (c) bankruptcy, insolvency, receivership, dissolution, or reorganization cases or proceedings, (d) administrative or regulatory hearings or other proceedings, (e) arbitration and mediation proceedings, (f) criminal prosecutions, (g) judgment levies, foreclosure proceedings, pre-judgment security procedures, or other enforcement actions, and (h) other litigation, actions, suits, and proceedings conducted by, before, or on behalf of any Government Authority.

          Readily Marketable Securities.  Equity Securities or Indebtedness for which an established public or private trading market exists, such that they may reasonably be expected to be liquidated within five (5) Business Days.

          Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

          Record.  The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

          Reimbursement Obligation.  The Borrower’s obligation to reimburse the Co-Agents and the Banks on account of any drawing under any Letter of Credit as provided in Section 4.2.

          Reorganization and Reorganize.  As defined in Section 8.2.

          Restricted Subsidiary.  Each (a) Subsidiary of the Borrower designated as a “Restricted Subsidiary” on Schedule 6.18 (and by such designation the Borrower represents and warrants to the Administrative Agent, the Co-Agents and the Banks that such Subsidiary meets the qualifications of a Restricted Subsidiary as specified in this definition), and (b) other Subsidiary of the Borrower that the principal financial or accounting officer or treasurer of the Borrower may after the date of this Credit Agreement certify to the Administrative Agent, the Co-Agents and the Banks meets the qualifications of a Restricted Subsidiary as specified in this definition (and at the time of any such certification the Borrower shall provide the Administrative Agent and the Banks with a current list of all Restricted Subsidiaries).  The qualifications of a Restricted Subsidiary are as follows: (a) at least fifty-one percent (51%) of the issued and outstanding Equity Securities of a Restricted Subsidiary shall be owned of record and beneficially by the Borrower or one or more other Restricted Subsidiaries free of Liens other than Permitted Liens, and (b) no Restricted Subsidiary shall be a general partner of any partnership, be a party to any joint venture in respect of which liability is not limited to the amount of such Restricted Subsidiary’s capital contribution or other equity investment, or have any contingent obligations established by Contract in respect of Funded Debt that are not by their terms limited to a specific dollar amount; provided, however, that, notwithstanding the foregoing, a Restricted Subsidiary may be a general partner in a partnership which is wholly owned by the Borrower or one or more other Restricted Subsidiaries.

          Significant Assets.  At the date of any sale, transfer, assignment, or other disposition of assets of the Borrower or any of its Subsidiaries (or as of the date of any Default or Event of Default), assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which generated thirty-three and one-third percent (33 1/3%) or more of the consolidated revenues of the Borrower during the four (4) fiscal quarters of the Borrower most recently ended (the “Measuring Period”), provided that assets of the Borrower or any of its Subsidiaries (including Equity Securities of Subsidiaries of the Borrower) which do not meet the definition of Significant Assets in the first part of this sentence shall nonetheless be deemed to be Significant Assets if such assets generated revenues for the Measuring Period that if subtracted from the consolidated revenues of the Borrower for the Measuring Period would result in consolidated revenues of the Borrower for the Measuring Period of less than $400,000,000.

          S&P Rating.  With respect to any Entity which is the issuer or obligor with respect to commercial paper, the rating assigned to such entity by Standard & Poor’s Ratings Group from time to time in effect.

          Subsidiary.  Any Entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Equity Securities.

          Syndication Agent.  The Chase Manhattan Bank, acting as syndication agent.

          Total Commitment.  The sum of the Commitments of the Banks, as in effect from time to time.  As of the Closing Date the Total Commitment is $250,000,000.

          12b-1 Fees.  All or any portion of (a) the compensation or fees paid, payable, or expected to be payable to the Borrower or any of its Subsidiaries for acting as the distributor of securities as permitted under Rule 12b-l under the 1940 Act, (b) the contingent deferred sales charges or redemption fees paid, payable, or expected to be paid to the Borrower or any of its Subsidiaries, and (c) any right, title, or interest in or to any such compensation or fees.

          Type.  As to any Loan, its nature as a Federal Funds Rate Loan or LIBOR Loan, as the case may be.

          Uniform Customs.  With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, or any successor version thereof adopted by any of the Co-Agents in the ordinary course of its business as a letter of credit issuer, upon notice to the Borrower, and in effect at the time of issuance of such Letter of Credit.

          Units.  Units representing assignments of beneficial ownership of limited partnership interests in the Borrower.

          Unpaid Reimbursement Obligation.  Any Reimbursement Obligation for which the Borrower does not reimburse the Co-Agents and the Banks on the date specified in, and in accordance with, Section 4.2 and that is not covered by a Loan as provided in Section 2.8.

          Unrestricted Subsidiary.  A Subsidiary that is not a Restricted Subsidiary.

          Voting Equity Securities.  Equity Securities of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the Entity that issued such Equity Securities.

          1.2     Rules of Interpretation.

                    (a)      A reference to any Contract or other document shall include such Contract or other document as amended, modified, or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                    (b)      The singular includes the plural and the plural includes the singular.

                    (c)      A reference to any Government Mandate includes any amendment or modification to such Government Mandate or any successor Government Mandate.

                    (d)      A reference to any Person includes its permitted successors and permitted assigns.  Without limiting the generality of the foregoing, a reference to any Bank shall include any Person that succeeds generally to its assets and liabilities.

                    (e)      Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP.

                    (f)       The words “include”, “includes”, and “including” are not limiting.

                    (g)      All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in The State of New York, have the meanings assigned to them therein.

                    (h)      Reference to a particular “§”, Section, Schedule, or Exhibit refers to that Section, Schedule, or Exhibit of this Credit Agreement unless otherwise indicated.

                    (i)       The words “herein”, “hereof”, and “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

2.       THE REVOLVING CREDIT FACILITY

          2.1     Commitment to Lend

                    (a)      Subject to the terms and conditions set forth in Section 11 hereof, each of the Banks severally shall lend to the Borrower, and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Administrative Agent given in accordance with Section 2.7, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus an amount equal to such Bank’s Commitment Percentage multiplied by the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of (i) the outstanding amount of the Loans (after giving effect to all amounts requested) plus (ii) the Maximum Drawing Amount plus (iii) all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment.  The Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage; provided that the failure of any Bank to lend in accordance with this Credit Agreement shall not release any other Bank or the Administrative Agent from their obligations hereunder, nor shall any Bank have any responsibility or liability in respect of a failure of any other Bank to lend in accordance with this Credit Agreement.  Each request for a Loan and each borrowing hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in Section 11 have been satisfied on the date of such request.

                    (b)      In the event that, at any time when the conditions precedent for any Loan have been satisfied, a Bank or the Administrative Agent, as the case may be, fails or refuses to fund its portion of such Loan, then, until such time as such Bank or the Administrative Agent, as the case may be, has funded its portion of such Loan, or all of the other Banks and/or the Administrative Agent, as the case may be, have received payment in full of the principal and interest due in respect of such Loan, such non-funding Bank or Administrative Agent, as the case may be, shall not have the right to receive payment of any principal, interest or fees from the Borrower in respect of its Loans.

          2.2     Facility Fee.  The Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a facility fee on the daily average amount of the Total Commitment as of the most recently completed calendar quarter calculated at the rate per annum, on the basis of a 360-day year for the actual number of days elapsed, as determined in accordance with the chart below with respect to the Borrower’s commercial paper rating as of the last Business Day of each calendar quarter.  The facility fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Total Commitment shall terminate.  In no case shall any portion of the facility fee be refundable.

          The facility fee shall be calculated based upon the Borrower’s S&P Rating and Moody’s Rating in effect as of any date of determination as follows:

Borrower’s S&P Rating/Moody’s Rating	Facility Fee
A-1+/P-1	0.080%
A-1/P-1	0.090%
A-1/P-2 or A-2/P-1	0.125%
A-2/P-2	0.150%
Less than A-2/P-2	0.200%

Notwithstanding the foregoing, if the Borrower loses both its Moody’s Rating, and its S&P Rating at any time, the facility fee shall be 0.200%.  If, subsequent to losing such ratings, the Borrower is able to again obtain such ratings, the above table shall, from and after the date of such occurrence (until such time, if any, that the Borrower again loses such ratings), govern the facility fee.

          2.3     Utilization Fee.  For any calendar quarter in which the sum of (i) the average aggregate daily outstanding balance of the Loans plus (ii) the average aggregate Maximum Drawing Amount of all Letters of Credit outstanding plus (iii) the average aggregate daily outstanding balance of Unpaid Reimbursement Obligations (to the extent not included under (i) or (ii)) is greater than 33 1/3% but less than 66 2/3% of the daily average amount of the Total Commitment for such quarter, the Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages, a utilization fee calculated at a rate per annum equal to 0.100% of the sum of (i) the average aggregate outstanding amount of the Loans during such calendar quarter plus (ii) the average aggregate Maximum Drawing Amount of all Letters of Credit outstanding during such quarter plus (iii) the average aggregate daily outstanding balance of Unpaid Reimbursement Obligations during such quarter (to the extent not included under (i) or (ii)).  For any calendar quarter in which the sum of (i) the average aggregate daily outstanding balance of the Loans plus (ii) the average aggregate Maximum Drawing Amount of all Letters of Credit outstanding plus (iii) the average aggregate daily outstanding balance of Unpaid Reimbursement Obligations (to the extent not included under (i) or (ii)) is greater than or equal to 66 2/3% of the daily average amount of the Total Commitment for such quarter, the Borrower shall pay to the Administrative Agent for the accounts of the Banks in accordance with their respective Commitment Percentages, a utilization fee calculated at a rate per annum equal to 0.200% of the sum of (i) the average aggregate outstanding amount of the Loans during such calendar quarter plus (ii) the average aggregate Maximum Drawing Amount of all Letters of Credit outstanding plus (iii) the average aggregate daily outstanding balance of Unpaid Reimbursement Obligations (to the extent not included under (i) or (ii)).  The utilization fee shall be payable on the earlier of five (5) Business Days after the end of any calendar quarter in which such fee shall be due and owing in accordance with this Section 2.3 or the Maturity Date or any earlier date on which the Total Commitment shall terminate.  In no case shall any portion of the utilization fee be refundable.

          2.4     Reduction of Total Commitment .  The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by at least $1,000,000 or integral multiples of $1,000,000 in excess thereof, or to terminate entirely, the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated.  Promptly after receiving any notice of the Borrower delivered pursuant to this Section 2.4, the Administrative Agent will notify the Banks of the substance thereof.  Upon the effective date of any such reduction or termination, the Borrower shall pay to the Administrative Agent for the respective accounts of the Banks the full amount of any facility fee then accrued on the amount of the reduction.  No reduction or termination of the Commitments may be reinstated.

          2.5     The Notes.  The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a “Note”), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below.  The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank’s Note, an appropriate notation on such Bank’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment.  The outstanding amount of the Loans set forth on such Bank’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

          2.6     Interest on Loans.

                    2.6.1  Interest Rates.  Except as otherwise provided in Section 5.10, the Loans shall bear interest as follows:

                    (a)      Each Federal Funds Rate Loan shall bear interest at an annual rate equal to the Federal Funds Rate as in effect from time to time while such Federal Funds Rate Loan is outstanding.

                    (b)      Each LIBOR Loan shall bear interest for each Interest Period at an annual rate equal to the LIBOR Rate for such Interest Period in effect from time to time during such Interest Period.

                    2.6.2  Interest Payment Dates.  The Borrower shall pay all accrued interest on each Loan in arrears on each Interest Payment Date with respect thereto.

          2.7     Requests for Loans.  The Borrower shall give to the Administrative Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit D hereto) of each Loan requested hereunder (a “Loan Request”) no later than (a) 11:00 a.m. (Charlotte, North Carolina time) on the proposed Drawdown Date of any Federal Funds Rate Loan and (b) two (2) LIBOR Business Days prior to the proposed Drawdown Date of any LIBOR Loan.  Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Type of such Loan, and (iv) the Interest Period for such Loan if such Loan is a LIBOR Loan.  Promptly upon receipt of any such Loan Request, the Administrative Agent shall notify each of the Banks thereof.  Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date.  Each Loan Request shall be in a minimum aggregate amount of $1,000,000 or in an integral multiple of $1,000,000 in excess thereof.

          2.8     Loans to Cover Reimbursement Obligations .  Notwithstanding the notice and minimum amount requirements set forth in Section 2.7, the Banks shall, according to their Commitment Percentages and subject to the satisfaction of the conditions set forth herein, make Loans to the Borrower as provided in Section 2.10.1 on the date that any draft presented under any Letter of Credit is honored by any Co-Agent, or any date on which any Co-Agent otherwise makes a payment with respect thereto, in an amount sufficient to pay in full the obligations of the Borrower under Section 4.2 in respect of the honor of such draft or the making of such payment.  The Borrower hereby requests and authorizes the Banks to make from time to time such Loans.  The Borrower acknowledges and agrees that the making of such Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request, including the limitations set forth in Section 2.1 and the requirement that the applicable provisions of Sections 10 and 11 be satisfied.  Each Co-Agent may (but shall not be required to) assume that each Bank will make available to it on a timely basis funds for any Loan under this Section 2.8 and each Bank shall reimburse such Co-Agent for any such amounts so advanced on its behalf, all on the terms and conditions set forth in Section 2.10.2.  Absent manifest error on the part of such Co-Agent or the Banks, all actions taken by such Co-Agent or the Banks pursuant to the provisions of this Section 2.8 shall be conclusive and binding on the Borrower.  Loans made pursuant to this Section 2.8 shall be Federal Funds Rate Loans until converted in accordance with the provisions of this Credit Agreement.

          2.9     Conversion Options.

                    2.9.1  Conversion to LIBOR Loan.  The Borrower may elect from time to time, subject to Section 2.11, to convert any outstanding Federal Funds Rate Loan to a LIBOR Loan, provided that (a) the Borrower shall give the Administrative Agent at least two (2) LIBOR Business Days’ prior written notice of such election; and (b) no Federal Funds Rate Loan may be converted into a LIBOR Loan when any Default or Event of Default has occurred and is continuing.  Each notice of election of such conversion, and each acceptance by the Borrower of such conversion, shall be deemed to be a representation and warranty by the Borrower that no Default or Event of Default has occurred and is continuing.  The Administrative Agent shall notify the Banks promptly of any such notice.  On the date on which such conversion is being made, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its LIBOR Lending Office.  All or any part of outstanding Federal Funds Rate Loans may be converted into a LIBOR Loan as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

                    2.9.2  Continuation of Type of Loan.

                    (a)      All Federal Funds Rate Loans shall continue as Federal Funds Rate Loans until converted into LIBOR Loans as provided in Section 2.9.1.

                    (b)      Any LIBOR Loan may, subject to Section 2.11, be continued, in whole or in part, as a LIBOR Loan upon the expiration of the Interest Period with respect thereto, provided that (i) the Borrower shall give the Administrative Agent at least two (2) LIBOR Business Days’ prior written notice of such election; (ii) no LIBOR Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Federal Funds Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default; and (iii) any partial continuation of a LIBOR Loan shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.  Each notice of election of such continuance of a LIBOR Loan, and each acceptance by the Borrower of such continuance, shall be deemed to be a representation and warranty by the Borrower that no Default or Event of Default has occurred and is continuing.

                    (c)      If the Borrower shall fail to give any notice of continuation of a LIBOR Loan as provided under this Section 2.9.2, the Borrower shall be deemed to have requested a conversion of the affected LIBOR Loan to a Federal Funds Rate Loan on the last day of the then current Interest Period with respect thereto.

                    (d)      The Administrative Agent shall notify the Banks promptly when any such continuation or conversion contemplated by this Section 2.9.2 is scheduled to occur.  On the date on which any such continuation or conversion is to occur, each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office as appropriate.

                    2.9.3  LIBOR Loans.  Any conversion to or from LIBOR Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all LIBOR Loans having the same Interest Period shall not be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

                    2.9.4  Conversion Requests.  All notices of the conversion or continuation of a Loan provided for in this Section 2.9 shall be in writing in the form of Exhibit E hereto (or shall be given by telephone and confirmed by a writing in the form of Exhibit F hereto).  Each such notice shall specify (a) the principal amount and Type of the Loan subject thereto, (b) the date on which the current Interest Period of such Loan ends if such Loan is a LIBOR Loan, and (c) the new Interest Period for such Loan if such Loan is a LIBOR Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Banks thereof.  Each such notice shall be irrevocable and binding on the Borrower.

          2.10   Funds for Loans.

                    2.10.1           Funding Procedures.  Not later than 1:00 p.m. (Charlotte, North Carolina time) on the proposed Drawdown Date of any Loan or the Drawdown Date of any Loan under Section 2.8, each of the Banks will make available to the Administrative Agent, at the Administrative Agent’s Head Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Loan.  Upon receipt from each Bank of such amount, and upon receipt of the documents required by Section 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Loan made available to the Administrative Agent by the Banks.  The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Administrative Agent the amount of such other Bank’s Commitment Percentage of any requested Loan, but no other Bank shall be liable in respect of the failure of such Bank to make available such amount.

                    2.10.2           Advances by Administrative Agent.  The Administrative Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Administrative Agent on such Drawdown Date the amount of such Bank’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount.  If any Bank makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the weighted average interest rate paid by the Administrative Agent for federal funds acquired by the Administrative Agent during each day included in such period, times the amount of such Bank’s Commitment Percentage of such Loans calculated on the basis of a 360-day year for the actual number of days elapsed.  A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Bank.  If the amount of such Bank’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Bank within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower within one (1) Business Day after demand therefor, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

          2.11   Limit on Number of LIBOR Loans.   At no time shall there be outstanding LIBOR Loans having more than twenty-five (25) different Interest Periods.

3.       REPAYMENT OF LOANS.

          3.1     Maturity.  The Borrower shall pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon. The Commitment shall terminate on the Maturity Date.

          3.2     Mandatory Repayments of Loans.

                    3.2.1  Loans in Excess of Commitment.  If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment, then the Borrower shall immediately pay the amount of such excess to the Administrative Agent for application first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by Sections 4.2(b) and (c).  Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Banks in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Bank’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

                    3.2.2  Change of Control.  Upon the occurrence of a Change of Control or impending Change of Control:

                    (a)      the Borrower shall notify the Administrative Agent and each Bank of such Change of Control or impending Change of Control as provided in Section 7.5.4;

                    (b)      the Commitments (but not the right of the Borrower to convert and continue Types of Loans under Section 2.9) shall be suspended for the period from the date of such notice (or any Change of Control Notice given by the Administrative Agent or a Bank as provided in Section 7.5.4) through the later to occur of (i) the Change of Control Date or (ii) the date forty (40) days after the date of such notice from the Borrower (the “Suspension Period”) and neither the Banks nor the Administrative Agent shall have any obligations to make Loans to the Borrower;

                    (c)      each Bank shall have the right within fifteen (15) days after the date of such Bank’s receipt of a Change of Control Notice under clause (a) above to demand payment in full of its pro rata share of the outstanding principal of all Loans, Unpaid Reimbursement Obligations, all accrued and unpaid interest thereon, and any other amounts owing under the Loan Documents, as well as payment of cash collateral for such Bank’s Letter of Credit Participation, as more particularly described in clause (e) below;

                    (d)      in the event that any Bank shall have made a demand under clause (c) above the Borrower shall promptly, but in no event later than five (5) Business Days after such demand, deliver notice to each Bank (which notice shall identify the Bank making such demand) and, notwithstanding the provisions of clause (c) above, the right of each Bank to demand repayment shall remain in effect through the fifteenth (15th) day next succeeding receipt by such Bank of any notice required to be given pursuant to this clause (d), provided that the provisions of this clause (d) shall only apply with respect to demands given by Banks prior to the expiration of the period specified in clause (c); and

                    (e)      in the event any Bank makes a demand under clause (c) or clause (d) above, the Borrower shall on the last day of the Suspension Period pay to the Administrative Agent for the credit of such Bank its pro rata share of the outstanding principal of all Loans, all accrued and unpaid interest thereon, any Unpaid Reimbursement Obligations and any other amounts owing under the Loan Documents, (provided that (i) any Bank may require the Borrower to postpone prepayment of a LIBOR Loan until the last day of the Interest Period with respect to such LIBOR Loan, and (ii) if any Bank elects to require prepayment of a LIBOR Loan that has an Interest Period ending less than sixty (60) days after the date of such demand on a date that is not the last day of the Interest Period for such LIBOR Loan, such Bank shall not be entitled to receive any amounts payable under Section 5.9 in respect of the prepayment of such LIBOR Loan) and the Borrower shall on the last day of the Suspension Period pay to the Administrative Agent an amount equal to such Bank’s pro rata share of the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for the benefit of such Bank for its share of all Reimbursement Obligations.  Notwithstanding the immediately preceding sentence, so long as no Event of Default has occurred and is continuing, if at any time (whether before or after the date at which the Borrower provides cash collateral for any Letters of Credit) any Bank, or any other financial institution reasonably satisfactory to the Administrative Agent which meets the requirements of an Eligible Assignee, agrees to purchase the Letter of Credit Participation of one or more Banks that have made demand pursuant to clause (c) or clause (d) above, and such Person has executed the documentation necessary to consummate such purchase, (x) the Borrower shall be relieved of the obligation to provide cash collateral with respect to Letters of Credit and (y) such selling Bank shall be relieved of the obligation to fund an advance with respect to Letters of Credit, but only to the extent in each case that such purchasing Bank or other financial institution has purchased such Letter of Credit Participation.  If the Borrower has provided such cash collateral prior to such purchase, the Administrative Agent shall refund to the Borrower a portion of such cash collateral equal to the amount of Letter of Credit Participation so purchased.

          Upon any demand for payment by any Bank under this Section 3.2.2, the Commitment hereunder provided by such Bank shall terminate, and such Bank shall be relieved of all further obligations to make Loans to the Borrower or participate in the risk of Letters of Credit issued, extended, or renewed after the date of such demand.  At the end of the Suspension Period referred to above, the Commitments shall be restored from all Banks that have not made a demand for payment under this Section 3.2.2, and this Credit Agreement and the other Loan Documents shall remain in full force and effect among the Borrower, such Banks, the Co-Agents and the Administrative Agent, with such changes as may be necessary to reflect the termination of the credit provided by the Banks that made a demand for payment under this Section 3.2.2.

          3.3     Optional Repayments of Loans . The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial repayment of the outstanding amount of any LIBOR Loans pursuant to this Section 3.3 made on a date other than the last day of the Interest Period relating thereto shall be subject to customary breakage charges as provided in Section 5.9.  The Borrower shall give the Administrative Agent, no later than 10:00 a.m., Charlotte, North Carolina time, at least one (1) Business Day’s prior written notice, of any proposed repayment pursuant to this Section 3.3 of Federal Funds Rate Loans, and two (2) LIBOR Business Days’ notice of any proposed repayment pursuant to this Section 3.3 of LIBOR Loans, in each case, specifying the proposed date of payment of Loans and the principal amount to be paid.  Each such partial repayment of the Loans shall be in an amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment, and shall be applied, in the absence of instruction by the Borrower, first to the principal of Federal Funds Rate Loans and then to the principal of LIBOR Loans (in inverse order of the last days of their respective Interest Periods).  Each partial repayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.  Any amounts repaid under this Section 3.3 may be reborrowed prior to the Maturity Date as provided in Section 2.7, subject to the conditions of Section 11.

4.       LETTERS OF CREDIT

          4.1     Letter of Credit Commitments.

                    4.1.1  Commitment to Issue Letters of Credit.  Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Co-Agent’s customary form attached hereto as Exhibit G, or such other form as may be reasonably acceptable to the Borrower and the Co-Agent issuing such Letter of Credit (a “Letter of Credit Application”), the Co-Agent receiving such Letter of Credit Application on behalf of the Banks and in reliance upon the agreement of the Banks set forth in Section 4.1.4 and upon the representations and warranties of the Borrower contained herein, each Bank agrees, in its individual capacity, to issue, extend, and renew for the account of the Borrower one or more standby letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by either of the Co-Agents; provided, however, that, after giving effect to such request, (i) the Maximum Drawing Amount on all Letters of Credit shall not exceed $80,000,000 (the “Letter of Credit Commitment”), and (ii) the sum of (A) the Maximum Drawing Amount on all Letters of Credit, (B) all Unpaid Reimbursement Obligations, and (C) the amount of all Loans outstanding shall not exceed the Total Commitment.

                    4.1.2  Letter of Credit Applications.  Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Borrower and the Co-Agent to which it is delivered.  In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

                    4.1.3  Terms of Letters of Credit.  Each Letter of Credit issued, extended, or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days prior to the Maturity Date.  Each Letter of Credit so issued, extended, or renewed shall be subject to the Uniform Customs.

                    4.1.4  Reimbursement Obligations of Banks.  Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage, to reimburse the Co-Agent issuing any Letter of Credit on demand for the amount of each draft paid by such Co-Agent under each such Letter of Credit to the extent that such amount is not reimbursed by the Borrower pursuant to Section 4.2 (such agreement for a Bank being called herein the “Letter of Credit Participation” of such Bank); provided, however, that no Bank shall be required to reimburse the Co-Agent issuing such Letter of Credit, if at the time that such Co-Agent issued such Letter of Credit, such Co-Agent had actual knowledge of the existence of a Default.

                    4.1.5  Participations of Banks.  Each such payment under this Section 4.1 made by a Bank shall be treated as the purchase by such Bank, to the extent of such Bank’s Commitment Percentage, of a participating interest in the Borrower’s Reimbursement Obligation under Section 4.2 in an amount equal to such payment.  Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to Section 4.2.

          4.2     Reimbursement Obligation of the Borrower.  In order to induce the Co-Agents to issue, extend, and renew each Letter of Credit and the Banks to participate therein, the Borrower hereby agrees to reimburse or pay to the Co-Agent issuing such Letter of Credit, for the account of such Co-Agent or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended, or renewed by such Co-Agent hereunder,

                    (a)      except as otherwise expressly provided in Section 4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by either Co-Agent, or either Co-Agent otherwise makes a payment under or pursuant to such Letter of Credit, the amount paid by such Co-Agent under or with respect to such Letter of Credit;

                    (b)      upon the reduction (but not termination) of the Total Commitment or the Letter of Credit Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Co-Agents as cash collateral for all Reimbursement Obligations, subject to the provisions of Section 3.2.2; and

                    (c)      upon the termination of the Total Commitment or the Letter of Credit Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with Section 12, an amount equal to one hundred percent (100%) of the then Maximum Drawing Amount on all such Letters of Credit plus projected Letter of Credit Fees, based upon the Borrower’s then effective commercial paper rating, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Co-Agents as cash collateral for all Reimbursement Obligations.

          Each such payment shall be made to the Administrative Agent at the Administrative Agent’s Head Office or to the relevant Co-Agent at such Co-Agent’s Head Office, as the case may be, in immediately available funds or from the direct application of the proceeds of a Loan made pursuant to Section 2.8.  To the extent not paid pursuant to Section 2.8, interest on any and all amounts remaining unpaid by the Borrower under this Section 4.2 at any time from the date such amounts become due and payable (whether as stated in this Section 4.2, by acceleration, or otherwise) until payment in full (whether before or after judgment) shall be payable to the relevant Co-Agent on demand at the rate specified in Section 5.10 for overdue principal of the Federal Funds Rate Loans.

          4.3     Letter of Credit Payments.  If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Co-Agent receiving such draft or demand shall notify the Borrower and the Banks of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.  If the Borrower fails to reimburse the relevant Co-Agent as provided in Section 4.2 on or before the date that such draft is paid or other payment is made by such Co-Agent (and the draft or other payment is not covered by a Loan as provided in Section 2.8), such Co-Agent shall promptly thereafter, but not later than 1:00 p.m. (Dallas, Texas time) on the date such draft is paid or other payment is made by such Co-Agent, notify the Banks of the amount of any such Unpaid Reimbursement Obligation.  As soon as possible following such notice, but in no event later than 3:00 p.m. (Dallas, Texas time) on the date of such notice, each Bank shall make available to such Co-Agent, at its Head Office, in immediately available funds, an amount equal to the product of such Bank’s Commitment Percentage and such Bank’s Unpaid Reimbursement Obligation, together with an amount equal to the product of (a) the average, computed for the period referred to in clause (c) below, of the weighted average interest rate paid by such Co-Agent for federal funds acquired by such Co-Agent during each day included in such period, times (b) the amount equal to such Bank’s Commitment Percentage multiplied by such Bank’s Unpaid Reimbursement Obligation, times (c) a fraction, the numerator of which is the number of days that elapse from and including the date such Co-Agent paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such Unpaid Reimbursement Obligation shall become immediately available to such Co-Agent, and the denominator of which is 360.  The responsibility of such Co-Agent to the Borrower and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

          4.4     Obligations Absolute.  The Borrower’s obligations under this Section 4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim, or defense to payment which the Borrower may have or have had against the Administrative Agent, any Co-Agent, any Bank, or any beneficiary of a Letter of Credit.  The Borrower further agrees with the Administrative Agent, each Co-Agent and the Banks that the Administrative Agent, each Co-Agent and the Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent, or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit, or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee.  The Administrative Agent, each Co-Agent and the Banks shall not be liable for any error, omission, interruption, or delay in transmission, dispatch, or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Borrower agrees that any action taken or omitted by the Administrative Agent, any Co-Agent or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Administrative Agent, any Co-Agent or any Bank to the Borrower.

          4.5     Reliance by Issuer.  To the extent not inconsistent with Section 4.4, each Co-Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, or teletype message, statement, order, or other document believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person and upon advice and statements of legal counsel, independent accountants, and other experts selected by such Co-Agent. Each of the Banks hereby indemnifies and holds each of the Co-Agents harmless from and against any and all claims, liability, damages, costs and expenses incurred by such Co-Agent in connection with any and all actions taken with respect to any Letter of Credit or any draft presented pursuant to any such Letter of Credit, so long as such action is taken in good faith.  Each Co-Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of the Notes or of a Letter of Credit Participation.

          4.6     Letter of Credit Fee.  The Borrower shall, on the date of issuance of any Letter of Credit and each anniversary thereof, pay in advance a fee (in each case, collectively with the fee described below in this Section 4.6, a “Letter of Credit Fee”) to the Co-Agent issuing such Letter of Credit, for the account of the Banks (including Bank of America, the Chase Manhattan Bank and Deutsche Bank AG, New York and/or Cayman Islands Branches, in their capacity as a Bank) on a pro rata basis, in respect of such Letter of Credit equal to the Applicable Margin.

In addition to the foregoing fee, the Borrower shall pay in advance to the Co-Agent issuing such Letter of Credit, at the times specified above in this Section 4.6, for such Co-Agent’s own account, an additional fee equal to one-eighth of one percent (1/8%) per annum on the Maximum Drawing Amount of such Letter of Credit.

In the event that any Letter of Credit shall be terminated or cancelled prior to the anniversary of the issuance thereof, the Letter of Credit Fees for such period shall be recalculated, and, to the extent any excess Letter of Credit Fees were paid as a result of such termination or cancellation, the Borrower shall receive a credit (to be applied in such manner as the Borrower and the applicable Co-Agent may agree) in the amount of such excess.

          4.7     Additional Cash Collateral Provisions.  A pro rata portion of any cash collateral securing Letters of Credit not otherwise refunded or applied in accordance with this Credit Agreement shall in any event be refunded to the Borrower upon cancellation, or fourteen (14) days following expiration, of any Letter of Credit secured by such cash collateral.  In the event of refunding of any cash collateral, or any portion thereof, to the Borrower as provided in or pursuant to this Credit Agreement, the Administrative Agent shall refund to the Borrower an amount equal to the full amount of such cash collateral provided by the Borrower, or the applicable portion thereof, as the case may be, plus accrued interest thereon for the period from the most recent date on which such interest has been paid to, but not including, the date of such refund.  Interest on cash collateral shall accrue to the benefit of the Borrower, at a rate equal to the Administrative Agent’s Overnight Investment Rate, and shall be paid to the Borrower quarterly in arrears five (5) Business Days following the end of each calendar quarter and, in any case, on the date of refund as to any portion of cash collateral being refunded, as set forth above.

5.       CERTAIN GENERAL PROVISIONS.

          5.1     Application of Payments .  Except as otherwise provided in this Credit Agreement, all payments in respect of any Loan shall be applied first to accrued and unpaid interest on such Loan and second to the outstanding principal of such Loan.

          5.2     Funds for Payments.

                    5.2.1  Payments to Co-Agents, Administrative Agent.  All payments of principal, interest, commitment fees, Reimbursement Obligations, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to any of the Co-Agents or Administrative Agent, for the respective accounts of the Banks, the Co-Agents and the Administrative Agent, at the Co-Agent’s Head Office or the Administrative Agent’s Head Office, as the same may be, or at such other location that the Co-Agents or the Administrative Agent may from time to time designate, in each case in immediately available funds or directly from the proceeds of Loans.

                    5.2.2  No Offset, Etc.  All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions, or conditions of any nature now or hereafter imposed or levied by any Government Authority unless the Borrower is compelled by Government Mandate to make such deduction or withholding.  If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents (other than with respect to taxes on the income or profits of any Bank, the Co-Agents or the Administrative Agent), the Borrower will pay to the Administrative Agent, for the account of the Banks or (as the case may be) the Co-Agents or the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks, the Co-Agent or the Administrative Agent to receive the same net amount which the Banks, the Co-Agent or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower.  The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.  If a refund is received (either in cash or by means of a credit against future tax obligations) by any of the Co-Agents, the Administrative Agent or any Bank in respect of an amount previously paid by the Borrower pursuant to the immediately preceding sentence, such refund shall be promptly paid over to the Borrower.

          5.2.3  Fees Non-Refundable.  Except as expressly set forth herein, all fees payable hereunder are non-refundable, provided that (a) if any of the Banks is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby, then no facility fee shall be payable to such Bank after the date of such final adjudication or arbitration (and such Bank shall refund any facility fee paid to it and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred), and (b) if the Administrative Agent is finally adjudicated or is found in final arbitration proceedings to have been grossly negligent or to have committed willful misconduct with respect to the transactions contemplated hereby, then no administrative agent’s fee will be due and payable after the date of such final adjudication or arbitration.  If the Administrative Agent is finally found to have been grossly negligent or to have committed willful misconduct, the amount of any administrative agent’s fee paid or prepaid by the Borrower and attributable to the period from and after the date on which such grossly negligent conduct or willful misconduct occurred shall be refunded.

          5.3     Computations.  All computations of interest with respect to both Federal Funds Rate Loans and LIBOR Loans (including, without limitation, interest computations with respect to any Letter of Credit Fees) shall be based on a year of 360 days and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

          5.4     Inability to Determine LIBOR Rate Basis .  In the event, prior to the commencement of any Interest Period relating to any LIBOR Loan, the Administrative Agent shall determine that adequate and reasonable methods do not exist for ascertaining the LIBOR Rate Basis that would otherwise determine the rate of interest to be applicable to any LIBOR Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks.  In such event (a) any Loan Request or Conversion Request with respect to LIBOR Loans shall be automatically withdrawn and shall be deemed a request for Federal Funds Rate Loans, (b) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Federal Funds Rate Loan, and (c) the obligations of the Banks to make LIBOR Loans shall be suspended until the Administrative Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent shall so notify the Borrower and the Banks.

          5.5     Illegality.  Notwithstanding any other provisions herein, if any present or future Government Mandate shall make it unlawful for any Bank to make or maintain LIBOR Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make LIBOR Loans or convert Federal Funds Rate Loans to LIBOR Loans shall forthwith be suspended, and (b) such Bank’s Loans then outstanding as LIBOR Loans, if any, shall be converted automatically to Federal Funds Rate Loans on the last day of each then existing Interest Period applicable to such LIBOR Loans or within such earlier period after the occurrence of such circumstances as may be required by Government Mandate.  The Borrower shall promptly pay the Administrative Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Section 5.5 other than on the last day of an Interest Period, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder.

          5.6     Additional Costs, Etc.    If any present or future applicable Government Mandate (whether or not having the force of law), shall:

                    (a)      subject any Bank, any of the Co-Agents or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction, or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, and Letters of Credit, such Bank’s Commitment, or the Loans (other than taxes based upon or measured by the income or profits of such Bank, such Co-Agent or the Administrative Agent), or

                    (b)      materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank, any of the Co-Agents or the Administrative Agent under this Credit Agreement or the other Loan Documents, or

                    (c)      impose, increase, or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy, or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

                    (d)      impose on any Bank, any of the Co-Agents or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank’s Commitment, or any class of loans or commitments of which any of the Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

          (i)       to increase by an amount deemed by such Bank to be material with respect to the cost to any Bank of making, funding, issuing, renewing, extending, or maintaining any of the Loans or such Bank’s Commitment or any Letter of Credit, or

          (ii)      to reduce, by an amount deemed by such Bank, such Co-Agent or the Administrative Agent, as the case may be, to be material, the amount of principal, interest, or other amount payable to such Bank, such Co-Agent or the Administrative Agent hereunder on account of such Bank’s Commitment, any Letter of Credit or any of the Loans, or

          (iii)     to require such Bank, such Co-Agent or the Administrative Agent to make any payment that, but for such conditions or requirements described in clauses (a) through (d), would not be payable hereunder, or forego any interest, Reimbursement Obligations or other sum that, but for such conditions or requirements described in clauses (a) through (d), would be payable to such Bank, such Co-Agent or the Administrative Agent hereunder, in any case the amount of which payment or foregone interest, Reimbursement Obligation or other sum is deemed by such Bank, such Co-Agent or the Administrative Agent, as the case may be, to be material and is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank, such Co-Agent or (as the case may be) the Administrative Agent from the Borrower hereunder, then, and in each such case, (aa) the Borrower will, upon demand made by such Bank, such Co-Agent or (as the case may be) the Administrative Agent at any time and from time to time (such demand to be made in any case not later than the first to occur of (I) the date one year after such event described in clause (i), (ii), or (iii) giving rise to such demand, and (II) the date ninety (90) days after both the payment in full of all outstanding Loans and Unpaid Reimbursement Obligations, and the termination of any Letters of Credit and the Commitments) and as often as the occasion therefor may arise, pay to such Bank, such Co-Agent or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank, such Co-Agent or the Administrative Agent for such additional cost, reduction, payment, foregone interest, Reimbursement Obligation or other sum, (bb) the Borrower shall be entitled, upon notice to the Administrative Agent, each Co-Agent and each Bank given within ninety (90) days of any demand by a Bank under clause (aa), to repay in cash in full all, but not less than all, of the Loans and Unpaid Reimbursement Obligations of such Bank, together with all accrued and unpaid interest on such Loans and any other amounts owing to such Bank under the Loan Documents and terminate (in full and not in part) such Bank’s Commitment and pay to the Administrative Agent an amount equal to, but not less than such Bank’s pro rata share of the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for the benefit of such Bank and the relevant Co-Agent for its share of all Reimbursement Obligations, and, (cc) in the event the Borrower elects to repay the Loans of any Bank under clause (bb), each other Bank shall be entitled, by notice to the Administrative Agent and the Borrower given within thirty (30) days after receipt of the notice referred to in clause (bb), to require the Borrower to repay in cash in full, within thirty (30) days of such notice under this clause (cc), all, but not less than all, of the Loans and Unpaid Reimbursement Obligations of such other Bank, together with all accrued and unpaid interest thereon and any other amounts owing to such other Bank under the Loan Documents, and require the Borrower to pay to the Administrative Agent an amount equal to, but not less than, such Bank’s pro rata share of the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Administrative Agent as cash collateral for the benefit of such Bank and the relevant Co-Agent for its share of all Reimbursement Obligations.  Subject to the terms specified above in this Section 5.6, the obligations of the Borrower under this Section 5.6 shall survive repayment of the Loans and all Unpaid Reimbursement Obligations and termination of any Letters of Credit and the Commitments.

          5.7     Capital Adequacy.  If after the date hereof any Bank, any Co-Agent or the Administrative Agent determines that (a) the adoption of or change in any Government Mandate (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Government Authority with appropriate jurisdiction, or (b) compliance by such Bank, such Co-Agent, or the Administrative Agent, or any corporation controlling such Bank, such Co-Agent or the Administrative Agent, with any Government Mandate (whether or not having the force of law) has the effect of reducing the return on such Bank’s, such Co-Agent’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Bank , such Co-Agent or (as the case may be) the Administrative Agent could have achieved but for such adoption, change, or compliance (taking into consideration such Bank’s, such Co-Agent’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such Entity’s capital) by any amount reasonably deemed by such Bank, such Co-Agent or (as the case may be) the Administrative Agent to be material, then such Bank, such Co-Agent or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Federal Funds Rate, (aa) the Borrower shall pay such Bank, such Co-Agent or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Bank, such Co-Agent or (as the case may be) the Administrative Agent of a certificate in accordance with Section 5.8 hereof (but in any case not later than the first to occur of (I) the date one year after such adoption, change, or compliance causing such reduction, and (II) as to adoptions of or changes in Government Mandates occurring prior to the repayment of the Loans and the termination of the Commitments the date ninety (90) days after both the payment in full of all outstanding Loans and termination of the Commitments), (bb) the Borrower shall be entitled, upon notice to the Administrative Agent, each Co-Agent and each Bank given within ninety (90) days of any notice by such Bank under the next preceding sentence, to repay in cash in full all, but not less than all, of the Loans of such Bank and/or such Co-Agent, together with all accrued and unpaid interest on such Loans and any other amounts owing to such Bank and/or such Co-Agent under the Loan Documents and terminate (in full and not in part) such Bank’s Commitment, and, (cc) in the event the Borrower elects to repay the Loans of any Bank and/or any Co-Agent under clause (bb), each other Bank and Co-Agent shall be entitled, by notice to the Administrative Agent and the Borrower given within thirty (30) days after receipt of the notice referred to in clause (bb), to require the Borrower to repay in cash in full, within thirty (30) days of the notice under this clause (cc), all, but not less than all, of the Loans of such other Bank and Co-Agent, together with all accrued and unpaid interest on such Loans and any other amounts owing to such other Bank or Co-Agent under the Loan Documents.  Each Bank and each Co-Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.  Subject to the terms specified above in this Section 5.7, the obligations of the Borrower under this Section 5.7 shall survive repayment of the Loans and termination of the Commitments.

          5.8     Certificate.  A certificate setting forth any additional amounts payable pursuant to Section 5.6 or Section 5.7 and a brief explanation of such amounts which are due and in reasonable detail the basis of the calculation and allocation thereof, submitted by any Bank, any of the Co-Agents or the Administrative Agent to the Borrower, shall be conclusive evidence, absent manifest error, that such amounts are due and owing.

          5.9     Indemnity.  The Borrower shall indemnify and hold harmless each Bank from and against any loss, cost, or expense (excluding loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any LIBOR Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its LIBOR Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request; or (c) except as otherwise expressly provided in Section 3.2.2, the making of any payment of a LIBOR Loan or the making of any conversion of any such Loan to a Federal Funds Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.  The obligations of the Borrower under this Section 5.9 shall survive repayment of the Loans and termination of the Commitments.

          5.10   Interest After Default.  All amounts outstanding under the Loan Documents that are not paid when due, including all overdue principal, Unpaid Reimbursement Obligations and (to the extent permitted by applicable Government Mandate) interest and all other overdue amounts (after giving effect to any applicable grace period), shall to the extent permitted by applicable Government Mandate bear interest until such amount shall be paid in full (after as well as before judgment) at a rate per annum equal to two percent (2%) above the interest rate otherwise applicable to such amounts.  Any interest accruing under this section on overdue principal or interest shall be due and payable upon demand.

6.       REPRESENTATIONS AND WARRANTIES.

          The Borrower represents and warrants to the Banks, the Co-Agents and the Administrative Agent as follows:

          6.1     Corporate Authority.

                    6.1.1  Incorporation ; Good Standing.  Each of the Borrower, its Subsidiaries, and the General Partner (a) is a corporation, limited partnership or general partnership, as the case may be, duly organized, validly existing, and in good standing under the laws of its state of organization, (b) has all requisite corporate or partnership power to own its material property and conduct its material business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation, limited partnership or general partnership, as the case may be, and is duly authorized to do business in each jurisdiction where it owns or leases properties or conducts any business so as to require such qualification except where a failure to be so qualified would not be likely to have a Material Effect.

                    6.1.2  Authorization .  The execution, delivery, and performance of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate or partnership power of each such Entity, (b) have been duly authorized by all necessary corporate or partnership proceedings on behalf of each such Entity, (c) do not conflict with or result in any breach or contravention of any Government Mandate to which any such Entity is subject, (d) do not conflict with or violate any provision of the corporate charter or bylaws, or the limited partnership certificate or agreement, or its governing documents in the case of any general partnership, as the case may be, of any such Entity, and (e) do not violate, conflict with, constitute a default or event of default under, or result in any rights to accelerate or modify any obligations under any Contract to which any such Entity is party or subject, or to which any of its respective assets are subject, except, as to the foregoing clauses (c) and (e) only, where the same would not be likely to have a Material Effect.

                    6.1.3  Enforceabilit y.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors’ rights and by general principles of equity, regardless of whether enforcement is sought in a Proceeding in equity or at law.

                    6.1.4  Equity Securities.  The General Partner is the only general partner of the Borrower.  All of the outstanding Equity Securities of the Borrower are validly issued, fully paid, and non-assessable.

          6.2     Governmental Approvals.  The execution, delivery, and performance by the Borrower, its Subsidiaries, and the General Partner of this Credit Agreement and the other Loan Documents to which the Borrower, any of its Subsidiaries, or the General Partner is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Government Authority other than those already obtained and set forth on Schedule 6.2.

          6.3     Liens; Leases.  The assets reflected in the consolidated balance sheet of the Borrower dated as of December 31, 1999, and delivered to the Administrative Agent and the Banks under Section 6.4 are subject to no Liens except Permitted Liens.  Each of the Borrower and its Subsidiaries enjoys quiet possession under all leases relating to Real Estate or personal property to which it is party as a lessee, and each such lease is Fully Effective.

          6.4     Financial Statements.    There has been furnished to the Administrative Agent and each of the Banks (a) a consolidated balance sheet of the Borrower as at December 31, 1999, and a consolidated statement of income and cash flow of the Borrower for the fiscal year then ended, certified by the Borrower’s independent certified public accountants, and (b) unaudited interim condensed consolidated balance sheets of the Borrower and the Consolidated Subsidiaries as at June 30, 2000, and interim condensed consolidated statements of income and of cash flow of the Borrower and the Consolidated Subsidiaries for the respective fiscal periods then ended and as set forth in the Borrower’s Quarterly Reports on Form 10-Q for such fiscal quarters.  With respect to the financial statement prepared in accordance with clause (a) above, such balance sheet and statement of income have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and the Consolidated Subsidiaries as at the close of business on the respective dates thereof and the results of operations of the Borrower and the Consolidated Subsidiaries for the fiscal periods then ended; or, in the case of the financial statements referred to in clause (b), have been prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, and contain all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby (subject to year-end adjustments).  There are no contingent liabilities of the Borrower or the Consolidated Subsidiaries as of such dates involving material amounts, known to the executive management of the Borrower that (aa) should have been disclosed in said balance sheets or the related notes thereto in accordance with GAAP and the rules and regulations of the Securities and Exchange Commission, and (bb) were not so disclosed.

          6.5     No Material Changes, Etc .   No change in the Business of the Borrower and its Consolidated Subsidiaries, taken as a whole, has occurred since June 30, 2000 that has resulted in a Material Effect.

          6.6     Permits.   The Borrower and its Subsidiaries have all Permits necessary or appropriate for them to conduct their Business, except where the failure to have such Permits would not be likely to have a Material Effect.  All of such Permits are in full force and effect.  Without limiting the foregoing, the Borrower is duly registered as an “investment adviser” under the Investment Advisers Act of 1940 and under the applicable laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and in which the failure to obtain such registration would be likely to have a Material Effect; Alliance Distributors is duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 and under the securities or blue sky laws of each state in which such registration is required in connection with the business conducted by Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Effect, and is a member in good standing of the National Association of Securities Dealers, Inc.; no Proceeding is pending or threatened with respect to the suspension, revocation, or termination of any such registration or membership, and the termination or withdrawal of any such registration or membership is not contemplated by the Borrower or Alliance Distributors, except, only with respect to registrations by the Borrower and Alliance Distributors required under state law, as would not be likely to have a Material Effect.

          6.7     Litigation.   There is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that questions the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.  There is no Proceeding of any kind pending or threatened, in writing, against the Borrower, any of its Subsidiaries, or the General Partner that is reasonably likely to, either in any case or in the aggregate, impair or prevent the Borrower’s performance and observance of its obligations under this Credit Agreement or the other Loan Documents.

          6.8     Material Contracts.    Except as would not be likely to have a Material Effect, each Contract to which any of the Borrower and its Subsidiaries is party or subject, or by which any of their respective assets are bound (including investment advisory contracts and investment company distribution plans) (a) is Fully Effective, (b) is not subject to any default or event of default with respect to the Borrower, any of its Subsidiaries or, to the best knowledge of the executive management of the Borrower, any other party, (c) is not subject to any notice of termination given or received by the Borrower or any of its Subsidiaries, and (d) is, to the best knowledge of the executive management of the Borrower, the legal, valid, and binding obligation of each party thereto other than the Borrower and its Subsidiaries enforceable against such parties according to its terms.

          6.9     Compliance with Other Instruments. Laws, Etc .  None of the Borrower, its Subsidiaries, and the General Partner is, in any respect material to the Borrower and its Consolidated Subsidiaries taken as a whole, in violation of or default under (a) any provision of its certificate of incorporation or by-laws, or its certificate of limited partnership or agreement of limited partnership, or its governing documents in the case of any general partnership, as the case may be, (b) any Contract to which it is or may be subject or by which it or any of its properties are or may be bound, or (c) any Government Mandate, including Government Mandates relating to occupational safety and employment matters.

          6.10   Tax Status.   The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports, and declarations required by any Government Authority to which any of them is subject, except where the failure to make or file the same would not be likely to have a Material Effect, (b) have paid all taxes and other governmental assessments and charges due, except those being contested in good faith and by appropriate Proceedings or those where a failure to pay is not reasonably likely to have a Material Effect, and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply.  There are no unpaid taxes in any material amount claimed to be due from the Borrower or any of its Subsidiaries by any Government Authority, and the executive management of the Borrower knows of no basis for any such claim.

          6.11   No Event of Default.   No Default or Event of Default has occurred and is continuing.

          6.12   Holding Company and Investment Company Acts.   Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935.  Neither the Borrower nor any of its Subsidiaries (excluding investment companies in which the Borrower or a Consolidated Subsidiary has made “seed money” investments permitted by Section 8.6(b)) is an “investment company”, as such term is defined in the 1940 Act.

          6.13   Insurance.   The Borrower and its Subsidiaries maintain insurance with financially sound and reputable insurers in such coverage amounts, against such risks, with such deductibles and upon such other terms, or are self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as is reasonable and customary for firms engaged in businesses similar to those of the Borrower and its Subsidiaries.  All policies of insurance maintained by the Borrower or its Subsidiaries are Fully Effective.  All premiums due on such policies have been paid or accrued on the books of the Borrower or its Subsidiaries, as appropriate.

          6.14   Certain Transactions.   Except in connection with transactions occurring in the ordinary course of business, and, taking into account the totality of the relationships involved, with respect to transactions occurring on fair and reasonable terms no less favorable to the Borrower and its Consolidated Subsidiaries taken as a whole than would be obtained in comparable arms’ length transactions with Persons that are not Affiliates of the Borrower or its Subsidiaries, none of the officers, directors, partners, or employees of the Borrower or any of its Subsidiaries, or, to the knowledge of the executive management of the Borrower, any Entity (other than a Subsidiary) in which any such officer, director, partner, or employee has a substantial interest or is an officer, director, trustee, or partner, is at present a party to any transaction with the Borrower or any of its Subsidiaries (other than for or in connection with services as officers, directors, partners, or employees, as the case may be), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director, partner, employee, or Entity.

          6.15   Employee Benefit Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.  Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within fifteen (15) months of the date of the representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans by more than $20,000,000, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

          6.16   Regulations U and X.  The proceeds of the Loans shall be used by the Borrower (i) to finance the payment by the Borrower of certain commissions to brokers in connection with the sale of “B” shares of investment companies and mutual funds managed or advised by the Borrower or one of its subsidiaries, (ii) for general partnership purposes and working capital purposes, including, without limitation, acquisitions and (iii) capital expenditures. The Borrower will obtain Letters of Credit solely for the purposes set forth in the immediately preceding clauses (i) through (iii). No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

          6.17   Environmental Compliance.   To the best of the Borrower’s knowledge:

                    (a)      none of the Borrower, its Subsidiaries, the General Partner, and any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any Government Mandate or Permit pertaining to environmental, safety or public health matters, including the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, and the Toxic Substances Control Act (hereinafter “Environmental Laws”), which violation would be likely to have a material adverse effect on the environment or a Material Effect;

                    (b)      neither the Borrower nor any of its Subsidiaries has received notice from any third party, including any Government Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. §9601(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil, hazardous materials, or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) that any one of them has generated, transported, or disposed of has been found at any site at which a Government Authority or other third party has conducted, or has ordered that other parties conduct, a remedial investigation, removal, or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any Proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Substances; and

                    (i)       no portion of the Real Estate has been used for the handling, processing, storage, or disposal of Hazardous Substances except in accordance with applicable Environmental Laws;

                    (ii)      no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate;

                    (iii)     in the course of any activities conducted by any of the Borrower, its Subsidiaries, the General Partner, and operators of any Real Estate, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws;

                    (iv)     there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping) or threatened releases of Hazardous Substances on, upon, into, or from the Real Estate that would have a material adverse effect on the value of the Real Estate or the environment;

                    (v)      there have been no releases of Hazardous Substances on, upon, from, or into any real property in the vicinity of any of the Real Estate that (A) may have come to be located on the Real Estate through soil or groundwater contamination, and, (B) if so located, would have a material adverse effect on the value of the Real Estate or the environment; and

                    (vi)     any Hazardous Substances that have been generated by any of the Borrower and its Subsidiaries, or on the Real Estate by any other Person, have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid Permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such Permits and applicable Environmental Laws.

          6.18   Subsidiaries, Etc.  Schedule 6.18 sets forth a list of (a) each Subsidiary of the Borrower (in which each Restricted Subsidiary at the date hereof is specifically identified as such), (b) the number of authorized and outstanding Equity Securities of each class of each Subsidiary of the Borrower and the number and percentage thereof owned, directly or indirectly, by the Borrower, and (c) any partnership or joint venture in which the Borrower or any of its Subsidiaries is engaged with any other Person.  Those Equity Securities of each Subsidiary of the Borrower which are owned directly or indirectly by the Borrower are validly issued, fully paid, and non-assessable.

          6.19   Funded Debt.   Schedule 6.19 sets forth as of the end of the calendar month immediately preceding the Closing Date all outstanding Funded Debt of the Borrower and its Subsidiaries.

          6.20   General.  The Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and Quarterly Reports on Form 10-Q referred to in Section 6.4 (a) conform in all material respects to the requirements of the Securities Exchange Act of 1934, as amended, and to all applicable rules and regulations of the Securities and Exchange Commission, and (b) as amended by interim filings, do not contain an untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

7.       AFFIRMATIVE COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, or Note is outstanding or any Bank or Co-Agent has any obligation to make any Loans or any Co-Agent has any obligation to issue, extend, or renew any Letters of Credit:

          7.1     Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the facility fee, the utilization fee, and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

          7.2     Maintenance of Office.  York, or at such other place in the United States of America as the Borrower shall designate upon prior written notice to the Administrative Agent, where notices, presentations, and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

          7.3     Records and Accounts.  The Borrower will, and will cause each of its Subsidiaries to, keep complete and accurate records and books of account.

          7.4     Financial Statements, Certificates, and Information .  The Borrower will deliver to each of the Banks:

                    (a)      as soon as practicable, but in any event not later than ninety-five (95) days after the end of each fiscal year of the Borrower:

                              (i)       the consolidated balance sheet of the Borrower as at the end of such fiscal year;

                              (ii)      the consolidating balance sheet of the Borrower as at the end of such fiscal year;

                              (iii)     the consolidated statement of income and consolidated statement of cash flows of the Borrower for such fiscal year; and

                              (iv)     the consolidating statement of income and consolidating statement of cash flows of the Borrower for such fiscal year.

Each of the balance sheets and statements delivered under this Section 7.4(a) shall (i) set forth in comparative form the figures for the previous fiscal year; (ii) be in reasonable detail and prepared in accordance with GAAP based on the records and books of account maintained as provided in Section 7.3; (iii) as to items (i) and (iii) above, be accompanied by a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements presents fairly in all material respects the financial position of the Borrower and the Consolidated Subsidiaries on the date thereof and results of operations and cash flows of the Borrower and the Consolidated Subsidiaries for the periods covered thereby; and (iv) as to items (i) and (iii) above, be certified, without limitation as to scope, by KPMG Peat Marwick LLP or another firm of independent certified public accountants reasonably satisfactory to the Administrative Agent, and shall be accompanied by a written statement from such accountants to the effect that in connection with their audit of such financial statements nothing has come to their attention that caused them to believe that the Borrower has failed to comply with the terms, covenants, provisions or conditions of Section 7.3, Section 8, and Section 9 of this Credit Agreement as to accounting matters (provided that such accountants may also state that the audit was not directed primarily toward obtaining knowledge of such noncompliance), or, if such accountants shall have obtained knowledge of any such noncompliance, they shall disclose in such statement any such noncompliance; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any such noncompliance;

                    (b)      as soon as practicable, but in any event not later than fifty (50) days after the end of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited interim condensed consolidated balance sheet of the Borrower as at the end of such fiscal quarter, and (ii) the unaudited interim condensed consolidated statement of income and unaudited interim condensed consolidated statement of cash flow of the Borrower for such fiscal quarter and for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission, together with a certification by the principal financial or accounting officer of the Borrower that, in the opinion of management of the Borrower, all adjustments necessary for a fair presentation of (A) the results of operations of the Borrower for the periods covered thereby, (B) the financial position of the Borrower at the date thereof, and (C) the cash flows of the Borrower for periods covered thereby have been made (subject to year-end adjustments);

                    (c)      simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial officer, treasurer or general counsel of the Borrower in substantially the form of Exhibit H hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in Section 9 and (if applicable) reconciliations to reflect changes in GAAP since December 31, 1999;

                    (d)      promptly after the filing or mailing thereof, copies of all material filed with the Securities and Exchange Commission or sent to the holders of the Equity Securities of the Borrower; and

                    (e)      from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent (having been requested to do so by any Bank) may reasonably request; provided, however, that each of the Administrative Agent, the Co-Agents and the Banks agrees that with respect to any data and information obtained by it as a result of any request pursuant to this clause (e) (and with respect to any other data and information that is by the terms of this Credit Agreement to be held subject to this Section 7.4(e)), to the extent that such data and information has not theretofore otherwise been disclosed in such a manner as to render such data and information no longer confidential, each of the Administrative Agent, the Co-Agents and the Banks will use its reasonable efforts (consistent with its established procedures) to reasonably maintain (and cause its employees and officers to maintain) the confidential nature of the data and information therein contained; provided, however, that anything herein contained to the contrary notwithstanding, each of the Administrative Agent, the Co-Agents and the Banks may, to the extent necessary, disclose or disseminate such data and information to: (i) its employees, Affiliates, directors, agents, attorneys, accountants, auditors, and other professional advisers who would ordinarily have access to such data and information in the normal course of the performance of their duties in accordance with the Administrative Agent’s, such Co-Agent’s or such Bank’s customary procedures relating to confidential information; (ii) such third parties as it may, in its discretion, deem reasonably necessary or desirable (A) in connection with or in response to any Government Mandate or request of any Government Authority, or (B) in connection with any Proceeding pending (or on its face purported to be pending) before any Government Authority (including Proceedings involving the Borrower); (iii) any prospective purchaser, participant or investment banker in connection with the resale or proposed resale of any portion of the Loans, or of a participation therein, who shall agree in writing to accept such information subject to the provisions of this clause (e); (iv) any Person holding the Equity Securities or Funded Debt of the Administrative Agent, such Co-Agent or such Bank who, subject to the provisions of this clause (e), shall have requested to inspect such information; and (v) any Entity utilizing such information to rate or classify the Equity Securities or Funded Debt of the Administrative Agent, such Co-Agent or such Bank or to report to the public concerning the industry of which the Administrative Agent or such Bank is a part; provided, however, that none of the Administrative Agent, the Co-Agents and the Banks shall be liable to the Borrower or any other Person for damages arising hereunder from the disclosure of non-public information despite its reasonable efforts in accordance with the provisions of this clause (e) or from a failure by any other party to perform and observe its covenants in this clause (e).

          7.5     Notices.

                    7.5.1  Defaults .  The Borrower will promptly after the executive management of the Borrower (which for purposes of this covenant shall mean the chairman of the board, president, principal financial officer, treasurer or general counsel of the Borrower) becomes aware thereof (and in any case within three (3) Business Days after the executive management becomes aware thereof) notify the Administrative Agent and each of the Banks in writing of the occurrence of any Default or Event of Default.  If any Person shall give any notice in writing of a claimed default (whether or not constituting an Event of Default) under the Loan Documents or any other Contract relating to Funded Debt equal to or in excess of $50,000,000 to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety, or otherwise, the Borrower shall forthwith give written notice thereof to the Administrative Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

                    7.5.2  Environmental Events.  The Borrower will promptly give notice to the Administrative Agent and each of the Banks (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing, or that is reportable by any such Person in writing (or for which any written report supplemental to any oral report is made) to any Government Authority, and (b) upon becoming aware thereof, of any Proceeding, including a notice from any Government Authority of potential environmental liability, that has the potential, in the Borrower’s reasonable judgment, to have a Material Effect.

                    7.5.3  Notice of Proceedings and Judgments.   The Borrower will give notice to the Administrative Agent and each of the Banks in writing within ten (10) Business Days of the executive management of the Borrower (as defined in Section 7.5.1) becoming aware of any Proceedings pending affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party that could reasonably be expected by the Borrower to have a Material Effect (or of any material adverse change in any such Proceedings of which the Borrower has previously given notice).  Any such notice will state the nature and status of such Proceedings.  The Borrower will give notice to the Administrative Agent and each of the Banks, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) Business Days of any settlement or any judgment, final or otherwise, against the Borrower or any of its Subsidiaries where the amount payable by the Borrower or any of its Subsidiaries, after giving effect to insurance, is in excess of the lesser of $30,000,000 or 10% of Consolidated Net Worth as at the end of the most recent fiscal quarter.

                    7.5.4  Notice of Change of Control.  In the event the Borrower obtains knowledge of a Change of Control or an impending Change of Control, the Borrower will promptly give written notice (a “Borrower Control Change Notice”) of such fact to the Administrative Agent and the Banks at least forty (40) days prior to the proposed Change of Control Date; provided, however, that in no event shall such a Borrower Control Change Notice be delivered to the Administrative Agent and the Banks more than three (3) Business Days after the Change of Control Date.  Without limiting the foregoing, upon obtaining actual knowledge of any Change of Control or impending Change of Control, any of the Administrative Agent and the Banks may (but in no case shall any of them be obligated to) deliver written notice to the Borrower of such event, indicating that such event requires the Borrower to prepay the Loans pursuant to Section 3.2.2 (and in any such notice a Bank may make demand for payment of its Loans under Section 3.2.2).  Promptly upon receipt of such notice, but in no event later than five (5) Business Days after actual receipt thereof, the Borrower will give written notice (such notice, together with a Borrower Control Change Notice, a “Control Change Notice”) of such fact to the Administrative Agent and the Banks (including the Bank that has so notified the Borrower).  Any Control Change Notice shall (a) describe the principal facts and circumstances of such Change of Control known to the Borrower in reasonable detail (including the Change of Control Date or, if the Borrower does not have knowledge of the Change of Control Date, the Borrower’s best estimate of such Change of Control Date), (b) make reference to Section 3.2.2 and the rights of the Banks to require the Borrower to prepay the Loans on the terms and conditions provided for therein, and (c) state that each Bank may make a demand for payment of its Loans by providing written notice to the Borrower within fifteen (15) days after the effective date of such Control Change Notice.  In the event the Borrower shall not have designated the Change of Control Date in its Control Change Notice, the Borrower shall keep the Administrative Agent and the Banks informed as to any changes in the estimated Change of Control Date and shall provide written notice to the Administrative Agent and the Banks specifying the Change of Control Date promptly upon obtaining knowledge thereof.

          7.6     Existence; Business; Properties.

                    7.6.1  Legal Existence.  The Borrower will, and will cause each of its Consolidated Subsidiaries to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises as a limited partnership, general partnership or corporation, as the case may be, except, with respect to rights and franchises, where the failure to preserve and keep in full force and effect such rights and franchises would not be likely to have a Material Effect, provided, however, this section shall not prohibit any merger, consolidation, or reorganization of the Borrower or any of its Subsidiaries permitted pursuant to Section 8.2.

                    7.6.2  Conduct of Business.  Except as otherwise disclosed to the Administrative Agent and the Banks in the Borrower’s Form 8-Ks for the period prior to the Closing Date, the Borrower will, and will cause each of its Consolidated Subsidiaries to, engage in business related to investment management.

                    7.6.3  Maintenance of Properties.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, cause its properties used or useful in the conduct of its business and which are material to the Business of the Borrower and its Consolidated Subsidiaries taken as a whole to be maintained and kept in good condition, repair, and working order and supplied with all necessary equipment, ordinary wear and tear excepted; provided that nothing in this Section 7.6.3 shall prevent the Borrower or any of its Consolidated Subsidiaries from discontinuing the operation and maintenance of any properties if such discontinuance (i) is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of its business, and (ii) does not have a Material Effect.

                    7.6.4  Status Under Securities Laws.  The Borrower shall maintain its status as a registered “investment adviser”, under (a) the Investment Advisers Act of 1940 and (b) under the laws of each state in which such registration is required in connection with the investment advisory business of the Borrower and, as to (b) only, where a failure to obtain such registration would be likely to have a Material Effect.  The Borrower shall cause Alliance Distributors to maintain its status as a registered “broker/dealer” under the Securities Exchange Act of 1934 and under the laws of each state in which such registration is required in connection with the business of Alliance Distributors and where a failure to obtain such registration would be likely to have a Material Effect, and to maintain its membership in the National Association of Securities Dealers, Inc.

          7.7     Insurance.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies, in such amounts, containing such terms, in such forms, and for such periods, or shall be self-insured in respect of such risks (with appropriate reserves to the extent required by GAAP), as shall be customary in the industry for companies engaged in similar activities in similar geographic areas.

          7.8     Taxes.  The Borrower will, and will cause each of its Consolidated Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments, and other governmental charges imposed upon it or its real property, sales, and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid (a) might by law become a Lien upon any of its property and (b) would be reasonably likely to result in a Material Effect; provided that any such tax, assessment, charge, levy, or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books, if and to the extent permitted by GAAP, adequate accruals with respect thereto.

          7.9     Inspection of Properties and Books, Etc.

                    7.9.1  General .  The Borrower shall, and shall cause each of its Subsidiaries to, permit the Banks, through the Administrative Agent or any of the Banks’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances, and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Bank may request.  The costs incurred by the Administrative Agent and the Banks in connection with any such inspection shall be borne by the Banks making or requesting the inspection (or, if the Administrative Agent makes an inspection on its own initiative after notice to the Banks, by the Banks jointly, on a pro rata basis according to their outstanding Loans and Letter of Credit Participations or, if no Loans or Letters of Credit are outstanding, their respective Commitments), except as otherwise provided by Section 15(f).  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 7.9.1 shall be held subject to Section 7.4(e).

                    7.9.2  Communication with Accountants.  The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Banks to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Banks any and all financial statements and other supporting financial documents and schedules, including copies of any management letter with respect to the Business of the Borrower or any of its Subsidiaries.  The Borrower shall be entitled to reasonable prior notice of any such meeting with its independent certified public accountants and shall have the opportunity to have its representatives present at any such meeting.  At the request of the Administrative Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 7.9.2.  Any data and information that is obtained by the Administrative Agent or any Bank pursuant to this Section 7.9.2 shall be held subject to Section 7.4(e).

          7.10   Compliance with Government Mandates, Contracts, and Permits.  The Borrower will and will cause each of its Consolidated Subsidiaries to, comply (if and to the extent that a failure to comply would be likely to have a Material Effect) with (a) all applicable Government Mandates wherever the business of the Borrower or any such Subsidiary is conducted, including all Environmental Laws and all Government Mandates relating to occupational safety and employment matters; (b) the provisions of the certificate of incorporation and by-laws, or the agreement of limited partnership and certificate of limited partnership, or its governing documents in the case of any general partnership, as the case may be, of the Borrower and such Subsidiary; (c) all Contracts to which the Borrower or any such Subsidiary is party, by which the Borrower or any such Subsidiary is or may be bound, or to which any of their respective properties are or may be subject; and (d) the terms and conditions of any Permit used in the Business of the Borrower or any such Subsidiary.  If any Permit shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or under any of the other Loan Documents to which the Borrower is a party, the Borrower will immediately take or cause its Subsidiaries to take all reasonable steps within the power of the Borrower and its Subsidiaries to obtain and maintain in full force and effect such Permit and furnish the Administrative Agent and the Banks with evidence thereof.

          7.11   Use of Proceeds.  The Borrower will use the proceeds of the Loans solely as provided in Section 6.16.  The Borrower will obtain Letters of Credit solely for the purposes set forth in Section 6.16.

          7.12   Restricted Subsidiaries.  The Borrower shall cause each Restricted Subsidiary to continue at all times to satisfy the qualifications of a Restricted Subsidiary as set forth in the definition of “Restricted Subsidiary” in Section 1.1.

          7.13   Certain Changes in Accounting Principles.  In the event of a change after the date of this Credit Agreement in (a) GAAP (as in effect from time to time, rather than as defined in Section 1.1) or (b) any regulation issued by the Securities and Exchange Commission (either such event being referred to herein as an “Accounting Change”), that results in a material change in the calculations as to compliance with any financial covenant contained in Section 9 or in the calculation of any item to be taken into account in the calculations as to compliance with any such covenant (the “Affected Computation”) in such a manner and to such an extent that, in the good faith judgment of the Chief Financial Officer of the Borrower or the Majority Banks, as evidenced by notice from such Majority Banks to the Borrower and the Administrative Agent (the “Accounting Notice”), the application of the Accounting Change to the Affected Computation would no longer reflect the intention of the parties to this Credit Agreement, then and in any such event:

                    (a)      the Borrower shall, promptly after either a determination by its Chief Financial Officer as provided above or receipt of an Accounting Notice, give written notice thereof to the Administrative Agent and each Bank, which notice shall be accompanied by a copy of any Accounting Notice and a certificate of the Chief Financial Officer of the Borrower:

                    (i)       describing the Accounting Change in question and the particular covenant or covenants that will be affected by such Accounting Change;

                    (ii)      setting forth in reasonable detail (including detailed calculations) the manner and extent to which the covenant or covenants listed in such certificate are affected by such Accounting Change; and

                    (iii)     setting forth in reasonable detail (including detailed calculations) the information required in order to establish that the Borrower would be in compliance with the requirements of the covenant or covenants listed in such certificate if such Accounting Change was not effective (or, if the Borrower would not be so in compliance, setting forth in reasonable detail calculations of the extent of such non-compliance);

                    (b)      the Borrower and the Banks will enter into good faith negotiations with each other for an equitable amendment of such covenant or covenants, and the definition of GAAP set forth in Section 1.1, pursuant to Section 25 so as to place the parties, insofar as possible, in the same relative position as if such Accounting Change had not occurred;

                    (c)      for the period from the date on which such Accounting Change becomes effective (the “Effective Date”) to the effective date of an amendment to this Credit Agreement pursuant to Section 25, the Borrower shall be deemed to be in compliance with the covenant or covenants listed in such certificate if and so long as (but only if and so long as) the Borrower would be in compliance with such covenant or covenants if such Accounting Change had not occurred; and

                    (d)      if no amendment to this Credit Agreement has become effective within ninety (90) days after the Effective Date of such Accounting Change, then all accounting computations required to be made for purposes of this Credit Agreement thereafter shall be made in accordance with GAAP as in effect immediately prior to such Effective Date.

8.       CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, or Note is outstanding or any Bank or Co-Agent has any obligation to make any Loans or any Co-Agent has any obligation to issue, extend, or renew any Letters of Credit:

          8.1     Disposition of Assets.  Consolidated Subsidiaries to, in any single transaction or in multiple transactions within any fiscal year of the Borrower, sell, transfer, assign, or otherwise dispose of all of the business or assets of the Borrower and its Consolidated Subsidiaries, any Significant Assets, or any 12b-1 Fees, or enter into any Contract for any such sale, transfer, assignment, or disposition, provided, however:

                    (a)      Subsidiaries of the Borrower may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to the Borrower;

                    (b)      Subsidiaries of the Borrower may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to any Restricted Subsidiary;

                    (c)      the Borrower may sell, transfer, assign, or dispose of assets (including 12b-1 Fees) to any Restricted Subsidiary, provided such Restricted Subsidiary shall have prior to the effective date of such sale, transfer, assignment, or disposition executed and delivered to the Administrative Agent an Assumption Agreement (and all of the conditions set forth in such Assumption Agreement shall have been satisfied and such Assumption Agreement (A) shall not be subject to any default or event of default with respect to any party, (B) shall not be subject to any notice of termination given or received by the Borrower or any of its Subsidiaries, and (C) shall be the legal, valid, and binding obligation of each party thereto enforceable against such party according to its terms);

                    (d)      the Borrower and any Subsidiary of the Borrower may sell, transfer or assign, or dispose of 12b-1 Fees to Persons other than the Borrower and Restricted Subsidiaries.  Any Indebtedness in respect of obligations of the Borrower and its Subsidiaries arising out of such transactions shall constitute “Funded Debt”; and

                    (e)      the sale, transfer, assignment or other disposition of all or substantially all of the business or assets of the Borrower and its Consolidated Subsidiaries in connection with a transaction permitted under Section 8.2 shall not be subject to the provisions of this Section 8.1.

          This covenant is not intended to restrict the conversion of a short-term investment of the Borrower into cash or into another investment which remains an asset of the Borrower.

          8.2     Mergers and Reorganizations .  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, become a party to any merger, consolidation, or reorganization (any such transaction, a “Reorganization” and the term “Reorganize”shall have a correlative meaning) or enter into any Contract providing for any Reorganization, provided, however:

                    (a)      the Borrower may Reorganize solely with any Restricted Subsidiary, and any Restricted Subsidiary may Reorganize solely with the Borrower or any other Restricted Subsidiary, provided (i) if the Borrower is party to such Reorganization, it is the sole surviving Entity, and (ii) if a Restricted Subsidiary that has previously executed and delivered to the Administrative Agent an Assumption Agreement is party to such Reorganization, each Entity (other than the Borrower or a Restricted Subsidiary that has previously executed and delivered to the Administrative Agent an Assumption Agreement) surviving such Reorganization shall execute and deliver to the Administrative Agent an Assumption Agreement (and all of the conditions set forth in such Assumption Agreement shall have been satisfied and such Assumption Agreement (x) shall not be subject to any default or event of default with respect to any party, (y) shall not be subject to any notice of termination given or received by the Borrower or any of its Subsidiaries, and (z) shall be the legal, valid, and binding obligation of each party thereto enforceable against such party according to its terms);

                    (b)      the Borrower may Reorganize with other Entities in connection with any Permitted Acquisition, provided (i) the Borrower is the sole surviving Entity of such Reorganization; (ii) no Default or Event of Default, or breach by the Borrower of any of its covenants in the Loan Documents, shall have occurred and be continuing at the time of such Reorganization; (iii) no Default or Event of Default, or breach by the Borrower of any of its covenants in the Loan Documents, shall occur as a result of, or after giving effect to, such Reorganization; and (iv) such Reorganization does not result in a Change of Control; and

                    (c)      the Borrower may Reorganize with any other Entity (including Reorganizations in connection with a conversion of the Borrower to corporate form and other transactions permitted under Section 2.05 of the Borrower Partnership Agreement), provided:

                    (i)       no Default or Event of Default shall have occurred and be continuing at the time of such Reorganization;

                    (ii)      no Default or Event of Default shall occur as a result of, or after giving effect to, such Reorganization;

                    (iii)     each surviving Entity (other than the Borrower if it survives), and each Person that in connection with such Reorganization acquires or succeeds to any of the business or assets of the Borrower shall, as a condition of the effectiveness of such Reorganization, execute and deliver to the Administrative Agent an Assumption Agreement (and all of the conditions set forth in such Assumption Agreement shall have been satisfied and such Assumption Agreement (A) shall not be subject to any default or event of default with respect to any party, (B) shall not be subject to any notice of termination given or received by the Borrower or any of its Subsidiaries, and (C) shall be the legal, valid, and binding obligation of each party thereto enforceable against such party according to its terms).  Notwithstanding the foregoing, Persons that in connection with such Reorganization in the aggregate acquire or succeed to assets generating less than twenty percent (20%) of the consolidated revenues of the Borrower and the Consolidated Subsidiaries during the four (4) fiscal quarters of the Borrower most recently ended shall not be required to enter into an Assumption Agreement as provided above in this clause (iii) in connection with such Reorganization so long as each surviving Entity (other than the Borrower if it survives) and Persons that in connection with such Reorganization in the aggregate acquire or succeed to assets generating not less than $400,000,000 of consolidated revenues of the Borrower and the Consolidated Subsidiaries during the four (4) fiscal quarters of the Borrower most recently ended shall, as a condition to the effectiveness of such Reorganization, execute and deliver to the Administrative Agent an Assumption Agreement and the other conditions specified above with respect to such Assumption Agreement shall be satisfied;

                    (iv)     such Reorganization does not result in a Change of Control;

                    (v)      after giving effect to such Reorganization, investment management contracts, together with agreements associated with distribution revenues and shareholder servicing fees, with respect to at least seventy-five percent (75%) of the consolidated revenues, less “other revenues” (as such term is used in the Borrower’s consolidated statements of income as filed with the Securities and Exchange Commission), of the Borrower and its Consolidated Subsidiaries during the four (4) fiscal quarters most recently ended prior to such Reorganization (A) shall remain in full force and effect, and (B) shall, if held by the Borrower or one or more of its Consolidated Subsidiaries prior to such Reorganization, be held by the Borrower or one or more of its Consolidated Subsidiaries or shall have been duly assigned to or otherwise held by Persons executing and delivering to the Administrative Agent Assumption Agreements pursuant to clause (iii) above or one or more of any such Person’s Consolidated Subsidiaries;

                    (vi)     any diminution in the aggregate net worth of the Borrower (if it survives) and any Persons executing and delivering to the Administrative Agent Assumption Agreements pursuant to clause (iii) above and the consolidated Subsidiaries of each thereof (after elimination of intercompany items and without double counting), when compared with the Consolidated Net Worth of the Borrower as of the date of the most recently completed fiscal quarter immediately prior to such Reorganization, is not more than twenty percent (20%) of such Consolidated Net Worth; and

                    (vii)    that the Borrower has given the Administrative Agent and the Banks written notice of such Reorganization at least ten (10) business days prior to such Reorganization, which notice shall include current revised projections with respect to the Borrower and its Subsidiaries reflecting such Reorganization.

          8.3     Acquisitions.  The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, become a party to, contract for, or effect any purchase, exchange, or acquisition of Equity Securities or assets (any such transaction, an “Acquisition”), other than an Acquisition of assets that do not constitute all or a material part of a business, provided, however, the Borrower or any of its Subsidiaries may become a party to, contract for, or effect an Acquisition if each of the following conditions are satisfied:

                    (a)      no Default or Event of Default, or breach by the Borrower of any of its covenants in the Loan Documents, shall have occurred and be continuing at the time of such Acquisition;

                    (b)      no Default or Event of Default, or breach by the Borrower of any of its covenants in the Loan Documents, shall occur as a result of, or after giving effect to, such Acquisition;

                    (c)      such Acquisition relates solely to (i) Equity Securities in another Person engaged primarily in, or assets of another Person used primarily for, businesses related to investment management, (ii) goods or services that will be used in the business of the Borrower or any of its Subsidiaries, or (iii) additional Equity Securities issued by an Entity, the Equity Securities of which have previously been purchased by the Borrower or one of its Subsidiaries under this Section 8.3;

                    (d)      if such Acquisition relates to Equity Securities of another Entity, after giving effect to such Acquisition, at least a majority of the Equity Securities, and at least a majority of the Voting Equity Securities, of such Entity are held directly by the Borrower or indirectly by the Borrower through one or more Restricted Subsidiaries (but not through any Subsidiary that is not a Restricted Subsidiary);

                    (e)      any Entity that issued Equity Securities purchased in such Acquisition and any Entity through which the Borrower effected an Acquisition of Equity Securities or assets, becomes, upon the consummation of the Acquisition, a Consolidated Subsidiary subject to the terms and conditions of this Credit Agreement; and

                    (f)       except as permitted by Section 8.6, any Entity that issued Equity Securities purchased in such Acquisition and any Entity through which the Borrower effected an Acquisition of Equity Securities or assets is not upon consummation of such Acquisition (and the Borrower will not thereafter cause, permit, or suffer any such Entity to become) a general partner in any partnership, a party to a joint venture, or subject to any contingent obligations established by Contract that are not by their terms limited to a specific dollar amount; provided, however, that any such Entity may be a general partner in a partnership which is wholly owned by the Borrower or its Restricted Subsidiaries.

          8.4     Restrictions on Liens.  Consolidated Subsidiaries to, (a) create or incur, or cause, permit, or suffer to be created or incurred or to exist, any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device, or arrangement; (d) suffer to exist any Indebtedness or claim or demand for a period of time such that the same by Government Mandate or upon bankruptcy or insolvency, or otherwise, would be given any priority whatsoever over its general creditors; or (e) assign, pledge, or otherwise transfer any accounts, contract rights, general intangibles, chattel paper, or instruments, with or without recourse, other than a transfer or assignment in connection with a sale permitted under Section 8.1 or Reorganization permitted under Section 8.2 or an Investment permitted under Section 8.6; provided that the Borrower and any Subsidiary of the Borrower may create or incur, or cause, permit, or suffer to be created or incurred or to exist:

                    (i)       Liens imposed by Government Mandate to secure taxes, assessments, and other government charges in respect of obligations not overdue;

                    (ii)      statutory Liens of carriers, warehousemen, mechanics, suppliers, laborers, and materialmen, and other like Liens, in each case in respect of obligations not overdue;

                    (iii)     pledges or deposits made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions, or other social security obligations;

                    (iv)     Liens on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property, defects and irregularities in the title thereto, and other minor Liens, provided, (A) none of such Liens in the reasonable opinion of the Borrower interferes materially with the use of the affected property in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) such Liens individually or in the aggregate do not have a Material Effect;

                    (v)      the rights and interests of landlords and lessors under leases of Real Estate leased by the Borrower or one of its Subsidiaries, as lessee;

                    (vi)     Liens outstanding on the Closing Date and set forth on Schedule 8.4;

                    (vii)    Liens in favor of either the Borrower or a Restricted Subsidiary on all or part of the assets of any Subsidiary of the Borrower securing Indebtedness owing by such Subsidiary to the Borrower or such Restricted Subsidiary, as the case may be;

                    (viii)    Liens on interests of the Borrower or its Subsidiaries in partnerships or joint ventures consisting of binding rights of first refusal, rights of first offer, take-me-along rights, third-party offer provisions, buy-sell provisions, other transfer restrictions and conditions relating to such partnership or joint venture interests, and Liens granted to other participants in such partnership or joint venture as security for the performance by the Borrower or its Subsidiaries of their obligations in respect of such partnership or joint venture;

                    (ix)     UCC notice filings in connection with non-recourse sales of 12b-1 Fees (other than sales constituting a collateral security device); and

                    (x)      Liens (in addition to those specified in clauses (i) through (ix) above) securing Indebtedness in an aggregate amount for the Borrower and all of its Consolidated Subsidiaries taken together not in excess of $80,000,000 outstanding at any point in time (but excluding from the amount of any such Indebtedness that portion which is fully covered by insurance and as to which the insurance company has acknowledged to the Administrative Agent its coverage obligation in writing).

          8.5     Guaranties.  The Borrower shall not, and shall not cause, permit, or suffer any of its Consolidated Subsidiaries to, either (a) guaranty, endorse, accept, act as surety for, or otherwise become liable in respect of, Indebtedness of (or undertake to maintain working capital or other balance sheet condition of, or otherwise to advance or make funds available for the purchase of Indebtedness of) other Persons unless such obligation of the Borrower or its Subsidiary is expressly limited by the instrument establishing the same to a specified amount, or (b) voluntarily incur, create, assume, or otherwise become liable for any contingent obligations that are not by their terms limited to a specific dollar amount.  For purposes of this Section 8.5 “contingent obligation” means contingent obligations of the Borrower or any of its Consolidated Subsidiaries, whether direct or indirect, in respect of Indebtedness of other Persons. This Section 8.5 shall not apply to (a) contingent obligations of a Subsidiary of the Borrower that is not a Restricted Subsidiary in its capacity as general partner of a partnership, or contingent obligations of a Restricted Subsidiary in its capacity as a general partner of a partnership which is wholly owned by the Borrower or its Restricted Subsidiaries, or (b) guaranties by the Borrower or any Consolidated Subsidiary of obligations of Restricted Subsidiaries (other than obligations in respect of Funded Debt) incurred in the ordinary course of business (including, without limitation, guaranties incurred to comply with conditions and requirements imposed by any applicable law, rule or regulation or otherwise customary and appropriate to operate an investment management business in any jurisdiction outside of the United States).

          8.6     Restrictions on Investments .  The Borrower will not, and will not cause, permit, or suffer any of its Consolidated Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

                    (a)      Investments in marketable securities, liquid investments, and other financial instruments that are acquired for investment purposes and that have a value that may be readily established, including any such Investment that may be readily sold or otherwise liquidated in any mutual fund for which the Borrower or one of its Subsidiaries serves as investment manager or adviser;

                    (b)      Investments consisting of seed money contributions to open-end and closed-end investment companies for which the Borrower or one of its Subsidiaries serves as investment manager or adviser, provided in each case the amount of such Investment will not exceed the minimum seed money contribution required by the 1940 Act or other applicable law, regulation, or custom (provided that when seed money contributions are made pursuant to “custom”, in no event shall the amount contributed to any single investment company exceed $3,000,000);

                    (c)      Investments existing on the Closing Date and set forth on Schedule 8.6;

                    (d)      Investments made by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

                    (e)      Investments made after the Closing Date in Consolidated Subsidiaries that act as general partner of one or more partnerships in an aggregate amount not to exceed $20,000,000 at any point in time;

                    (f)       Investments consisting of inter-company advances made in the ordinary course of business by the Borrower or any Subsidiary to any Consolidated Subsidiary, provided each such advance is settled within ninety-two (92) days after it is made (for purposes of this provision, settlement shall mean repayment of an advance in full in cash and without renewal of such advance, and without a substitute advance from the Borrower or another Subsidiary, for at least twenty-four (24) hours after such cash payment);

                    (g)      Investments made in connection with a Reorganization permitted under Section 8.2 hereof; and

                    (h)      Investments (in addition to those specified in clauses (a) through (f) above) in an aggregate amount for the Borrower and all of its Subsidiaries taken together not in excess of $150,000,000 outstanding at any time.

          Notwithstanding any provisions to the contrary in the definition of “Investments” in Section 1.1, the Dollar amount of any Investment for purposes of clauses (e) and (g) above shall be reduced by the amount of any dividend, interest, or other return in respect of such Investment that is actually received in cash by the Borrower or a Restricted Subsidiary.

          8.7     Restrictions on Funded Debt .  The Borrower will not cause, permit, or suffer any of the Consolidated Subsidiaries to, create, incur, assume, guarantee, or be or remain liable, contingently or otherwise, with respect to any Funded Debt, provided, however, that (a) this covenant shall not apply to Funded Debt owing solely to the Borrower or another Consolidated Subsidiary of the Borrower, and (b) Consolidated Subsidiaries of the Borrower other than Alliance Capital Management Corporation of Delaware and Alliance Distributors may, subject to the other terms and conditions of the Loan Documents, create, incur, assume, guarantee, or be or remain liable with respect to Funded Debt in an aggregate principal amount (for all such Subsidiaries) that does not exceed fifteen percent (15%) of the Borrower’s Consolidated Net Worth, at any time during any calendar year, as set forth in the most recently delivered annual or quarterly report of the Borrower.

          8.8     Distributions.  The Borrower shall not cause, permit, or suffer any restriction or Lien on the ability of any Consolidated Subsidiary to (a) pay, directly or indirectly, any Distributions to the Borrower or any other Subsidiary of the Borrower, (b) make any payments, directly or indirectly, in respect of any Indebtedness or other obligation owed to the Borrower or any of its Subsidiaries, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) sell, transfer, assign, or otherwise dispose of any property or assets to the Borrower or any other Subsidiary of the Borrower, except, in each such case, restrictions or Liens (aa) that exist under or by reason of applicable Government Mandates, including any net capital rules, (bb) that are imposed only, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred prior to the date hereof, upon a failure to pay when due any of such Indebtedness, or, as to Indebtedness of the Borrower or any Consolidated Subsidiary incurred on or after the date hereof, upon an acceleration of such Indebtedness or a failure to pay the full amount of such Indebtedness at maturity, or (cc) that arise by reason of the maintenance by any Subsidiary that is not a Restricted Subsidiary of a level of net worth for the purpose of ensuring that limited partnerships for which it serves as general partner will be treated as partnerships for federal income tax purposes.  Notwithstanding the foregoing, any portion of net earnings of any Restricted Subsidiary that is unavailable for payment of dividends to the Borrower or any other Restricted Subsidiary by reason of a restriction or Lien permitted under any of clauses (aa), (bb), and (cc) shall be excluded from the calculation of Consolidated Net Income (or Loss).

          8.9     Transactions with Affiliates .  The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, directly or indirectly, enter into any Contract or other transaction with any Affiliate of the Borrower or any of its Subsidiaries that is material to the Borrower and the Consolidated Subsidiaries taken as a whole, unless either: (a) such Contract or transaction relates solely to compensation arrangements with directors, officers, or employees of the Borrower, the General Partner, or the Consolidated Subsidiaries, or (b) such transaction is in the ordinary course of business and is, taking into account the totality of the relationships involved, on fair and reasonable terms no less favorable to the Borrower and the Consolidated Subsidiaries taken as a whole than would be obtained in comparable arm’s length transactions with Persons that are not Affiliates of the Borrower or its Subsidiaries or (c) the Contract or other transaction is in connection with a Reorganization permitted under Section 8.2 hereof.

          8.10   Fiscal Year.  The Borrower shall not change its fiscal year unless the parties to the Loan Documents shall first enter into amendments to the Loan Documents such that the rights of the parties to the Loan Documents will not be affected by the change in the fiscal year of the Borrower, and the parties shall enter into such amendments as may be required in connection with a change of the Borrower’s fiscal year.

          8.11   Compliance with Environmental Laws.  The Borrower will not, and will not cause, permit, or suffer any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage, or disposal of Hazardous Substances, (b) cause, permit, or suffer to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e., releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) or threatened release of Hazardous Substances on, upon, or into the Real Estate, or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law, in each case, so as would be likely to have a Material Effect.

          8.12   Employee Benefit Plans .  The Borrower will not, and will not cause, permit, or suffer any ERISA Affiliate to:

                    (a)      engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code that could result in a material liability for the Borrower and its Consolidated Subsidiaries taken as a whole;

                    (b)      permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived;

                    (c)      fail to contribute to any Guaranteed Pension Plan to an extent that, or terminate any Guaranteed Pension Plan in a manner that, could result in the imposition of a Lien on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

                    (d)      permit or take any action that would result in the aggregate benefit liabilities (within the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans by more than $20,000,000, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

          8.13   Amendments to Certain Documents.  The Borrower shall not, without the prior written consent of the Administrative Agent in each instance, permit or suffer any material amendments, modifications, supplements, or restatements of its certificate of limited partnership or the Borrower Partnership Agreement (or, following any conversion of the Borrower to a corporation, its certificate of incorporation or by-laws) that (i) relate to the determination of Available Cash Flow or Operating Cash Flow under the Borrower Partnership Agreement, or (ii) could reasonably be expected to materially adversely affect the ability of the Borrower to perform and observe its obligations under the Loan Documents or the legal rights and remedies of the Banks, the Co-Agents and the Administrative Agent under any of the Loan Documents.

9.       FINANCIAL COVENANTS OF THE BORROWER.

          The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, or Note is outstanding or any Bank or Co-Agent has any obligation to make any Loans or any Co-Agent has any obligation to issue, extend, or renew any Letters of Credit:

          9.1     Ratio of Consolidated Adjusted Funded Debt to Consolidated Adjusted Cash Flow.

                    (a)      The Borrower will not at any time permit the ratio of (i) the aggregate principal amount of Consolidated Adjusted Funded Debt at such time to (ii) Consolidated Adjusted Cash Flow for the period of four (4) consecutive fiscal quarters then (or most recently) ended to exceed 3.00 to 1.00.

                    (b)      Consolidated Adjusted Funded Debt shall mean at any time the sum of:

                    (i)       the aggregate outstanding principal amount of Funded Debt of the Borrower and the Consolidated Subsidiaries (whether owed by more than one of them jointly or by any of them singly) at such time determined on a consolidated basis in accordance with GAAP; and

                    (ii)      without duplication, the aggregate outstanding principal amount of Funded Debt owed by the Borrower and the Consolidated Subsidiaries (whether owed by more than one of them jointly or by any of them singly) at such time to any Consolidated Subsidiary that is not a Restricted Subsidiary.

                    (c)      Consolidated Adjusted Cash Flow shall mean, with respect to any fiscal period, the difference of:

                    (i)       the sum of (A) EBITDA of the Borrower and the Consolidated Subsidiaries for such fiscal period, plus (B) non-cash charges of the Borrower and the Consolidated Subsidiaries (other than charges for depreciation and amortization) for such fiscal period to the extent deducted in determining Consolidated Net Income (or Loss) for such period;

          minus

                    (ii)      brokerage commissions paid in connection with sales of “B” shares of investment companies and mutual funds managed or advised by the Borrower or one of its Subsidiaries (net of contingent deferred sales charges received in conjunction with redemptions of such “B” shares).

          9.2     Minimum Net Worth.  As of the last day of each calendar quarter, the Borrower shall not permit its Consolidated Net Worth to be less than $700,000,000.

          9.3     Miscellaneous .

                    (a)      All capitalized terms that are used in this Section 9 without definition in this Agreement shall refer to the corresponding items in the financial statements of the Borrower (as such items were determined for purposes of the financial statements referred to in this Section 9.3).

                    (b)      For purposes of this Section 9, demand obligations shall be deemed to be due and payable during any fiscal year during which such obligations are outstanding.

10.     CLOSING CONDITIONS.

          The obligations of the Banks to enter into this Credit Agreement shall be subject to the satisfaction of the following conditions precedent at or before the Closing Date:

          10.1   Financial Statements and Material Changes.  The Banks shall be reasonably satisfied that (a) the financial statements of the Borrower and the Consolidated Subsidiaries referred to in Section 6.4 fairly present in all material respects the business and financial condition and the results of operations of the Borrower and the Consolidated Subsidiaries as of the dates and for the periods to which such financial statements relate, and (b) there shall have been no material adverse change in the Business of the Borrower and the Consolidated Subsidiaries taken as a whole since the dates of such financial statements.

          10.2   Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  Each Bank, each Co-Agent and the Administrative Agent shall have received a fully executed copy of each such document.

          10.3   Certified Copies of Charter Documents.  Each of the Banks, the Co-Agents and the Administrative Agent shall have received from the Borrower and the General Partner (a) a copy of its certificate of incorporation, certificate of limited partnership, or other charter document duly certified as of a recent date by the Secretary of State of Delaware, (b) a copy, certified by a duly authorized officer of such Entity to be true and complete on the Closing Date, of its by-laws, agreement of limited partnership, or equivalent document as in effect on such date, and (c) a certificate of the Secretary of State of Delaware as to the due organization, legal existence, and good standing of such Entity. The certificate of incorporation and by-laws or partnership agreement and certificate of limited partnership, as the case may be, of the Borrower, each of its Subsidiaries, and the General Partner shall be in all respects satisfactory in form and substance to the Banks, the Co-Agents and the Administrative Agent.

          10.4   Partnership and Corporate Action.  All partnership action necessary for the valid execution, delivery, and performance by the Borrower of this Credit Agreement and the other Loan Documents to which it is or is to become a party, and all corporate action necessary for the General Partner to cause the Borrower to execute, deliver, and perform this Credit Agreement and the other Loan Documents to which the Borrower is or is to become a party, shall have been duly and effectively taken, evidence thereof reasonably satisfactory to the Banks, the Co-Agents and the Administrative Agent shall have been provided to each of the Banks, and such action shall be in full force and effect at the Closing Date.

          10.5   Consents.  Each party hereto shall have duly obtained all consents and approvals of Government Authorities and other third parties, and shall have effected all notices, filings, and registrations with Government Authorities and other third parties, as may be required in connection with the execution, delivery, performance, and observance of the Loan Documents; all of such consents, approvals, notices, filings, and registrations shall be in full force and effect; and the Banks, the Co-Agents and the Administrative Agent shall have each received evidence thereof satisfactory to them.

          10.6   Opinions of Counsel.  Each of the Banks, the Co-Agents and the Administrative Agent shall have received a favorable opinion addressed to the Banks, the Co-Agents and the Administrative Agent, dated as of the Closing Date, from Brown & Wood LLP, counsel to the Borrower, in the form of Exhibit I hereto.

          10.7   Proceedings .  There shall be no Proceedings pending or threatened the result of which is reasonably likely to impair or prevent the Borrower’s performance and observance of its obligations under this Credit Agreement and the other Loan Documents.

          10.8   Incumbency Certificate.  Each of the Banks, the Co-Agents and the Administrative Agent shall have received from the Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of the Borrower, each of the Loan Documents to which the Borrower is or is to become a party; (b) to make Loan Requests, Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action on behalf of the Borrower under the Loan Documents.

          10.9   Fees.  The Borrower shall have paid to the Administrative Agent for the accounts of the Banks all fees then payable.

          10.10 Representations and Warranties True; No Defaults.  The Co-Agents, the Administrative Agent and the Banks shall have received a certificate of an officer of the General Partner, in form and substance satisfactory to the Administrative Agent, the Co-Agents, and the Banks, to the effect that (i) each of the representations and warranties set forth herein and each of the other Loan Documents is true and correct in all material respects on and as of the Closing Date, and (ii) no material defaults exist under any material contract or agreement of the Borrower, including, without limitation, this Credit Agreement and the other Loan Documents.

11.     CONDITIONS TO ALL BORROWINGS.

          The obligations of the Banks to make any Loan, and the obligations of any Co-Agent to issue, extend or renew any Letter of Credit whether on or after the Closing Date, shall also be subject to the satisfaction of the conditions precedent set forth below.  Each of the submission of a Loan Request or a Letter of Credit Application by the Borrower and the acceptance by the Borrower of any Loan shall constitute a representation and warranty by the Borrower that the conditions set forth below have been satisfied.

          11.1   No Default.  No Default or Event of Default shall have occurred and be continuing.

          11.2   Representations True.  Each of the representations and warranties of the Borrower and its Subsidiaries contained in this Credit Agreement (other than the Borrower’s representation and warranty set forth in Section 6.5), the other Loan Documents, or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct in all material respects as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except (a) to the extent that such representations and warranties expressly relate to a prior date, in which case they shall be true and correct in all material respects as of such earlier date, and (b) to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse to the Borrower and its Consolidated Subsidiaries taken as a whole).

          11.3   Loan Request or Letter of Credit Application.  In the case of a Loan (other than a Loan made under Section 2.8), the Administrative Agent shall have received a Loan Request as provided in Section 2.7.  In the case of a Letter of Credit, any of the Co-Agents shall have received a Letter of Credit Application as provided in Section 4.1.

          11.4   Payment of Fees .  Without limiting any other condition, the Borrower shall have paid to the Administrative Agent, for the account of the Banks, the Co-Agents and the Administrative Agent as appropriate, all fees and other amounts due and payable under the Loan Documents at or prior to the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit.

          11.5   No Legal Impediment.  No change shall have occurred in any Government Mandate that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan (it being understood that this section shall be a condition only for the Bank or Banks affected by such Government Mandate) or that in the reasonable opinion of any of the Co-Agents would make it illegal for such Co-Agent to issue, extend or renew any Letter of Credit.

12.     EVENTS OF DEFAULT; ACCELERATION; ETC.

          12.1   Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

                    (a)      the Borrower or any Other Obligor shall fail to pay any principal of the Loans or any Reimbursement Obligation (for which a Loan is not made as provided in Section 2.8) when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                    (b)      the Borrower or any Other Obligor shall fail to pay any interest on the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment, and such failure shall continue for five (5) days after written notice of such failure has been given to the Borrower (or if the Borrower no longer exists, such other Obligor) by the Administrative Agent;

                    (c)      the Borrower or any Other Obligor shall fail to perform or observe any of its covenants contained in Sections 7.5.1, 7.6.1, 8.1, 8.2, 8.3, 8.4(x), 8.13, 9, or, if such failure relates to a Lien securing Funded Debt, 8.4;

                    (d)      the Borrower, any Other Obligor, or any of their respective Subsidiaries shall fail to perform or observe any term, covenant, or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 12) for thirty (30) days after written notice of such failure has been given to the Borrower (or if the Borrower no longer exists, such Other Obligor) by the Administrative Agent, provided, that a failure to perform or observe the terms, covenants and agreements set forth in Section 7.4 or Section 7.5.3 that continues for more than ten (10) days (regardless of whether notice of such failure is given to the Borrower) shall constitute an Event of Default hereunder;

                    (e)      any representation or warranty of the Borrower, any Other Obligor, or any of their respective Subsidiaries in this Credit Agreement, any of the other Loan Documents, or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been incorrect in any material respect upon the date when made or deemed to have been made or repeated;

                    (f)       failure to make a payment of principal or interest, or a default, event of default, or other event permitting (with or without the passage of time or the giving of notice) acceleration or exercise of remedies shall occur with respect to (i) any Indebtedness for money borrowed, (ii) any Indebtedness in respect of the deferred purchase price of goods or services, or (iii) any Capitalized Lease, of the Borrower, any Other Obligor, or any of their respective Subsidiaries, having a principal amount (or, in the case of a Capitalized Lease, scheduled rental payments with a discounted present value from the last day of the initial term to the date of determination as determined in accordance with generally accepted accounting principles), (A) in any one case, of  $50,000,000 or more, or (B) in the aggregate, of $150,000,000 or more, and such failure to make a payment of principal or interest, or a default, event of default, or other event shall continue for such period of time as would entitle the holder of such Indebtedness or Capitalized Lease (with or without notice) to accelerate such Indebtedness or terminate such Capitalized Lease;

                    (g)      any of the Loan Documents shall be cancelled, terminated, revoked, or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent, or approval of the Banks, or any Proceeding to cancel, revoke, or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower, any Other Obligor, or any of their respective Subsidiaries party thereto, or any Government Authority of competent jurisdiction shall make a determination that, or issue a Government Mandate to the effect that, any material provision of one or more of the Loan Documents is illegal, invalid, or unenforceable in accordance with the terms thereof;

                    (h)      the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, or receiver of the Borrower, any Other Obligor, Alliance Distributors, the General Partner or any Material Subsidiary or of any substantial part of the assets of the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary, or shall commence any Proceeding relating to the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such Proceeding shall be commenced against the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary and any of such parties shall indicate its approval thereof, consent thereto, or acquiescence therein;

                    (i)       either (i) an involuntary Proceeding relating to the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation, or similar law of any jurisdiction, now or hereafter in effect is commenced and not dismissed or vacated within sixty (60) days following entry thereof, or (ii) a decree or order is entered appointing any trustee, custodian, liquidator, or receiver described in (h) or adjudicating the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary bankrupt or insolvent, or approving a petition in any such Proceeding, or a decree or order for relief is entered in respect of the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary in an involuntary Proceeding under federal bankruptcy laws as now or hereafter constituted;

                    (j)       there shall remain in force, undischarged, unsatisfied, and unstayed, for more than forty-five (45) days, any final judgment or order against the Borrower, any Other Obligor, or any of their respective Subsidiaries, that, with any other such outstanding final judgments or orders, undischarged, against the Borrower, any Other Obligors, and their respective Subsidiaries taken together exceeds in the aggregate $20,000,000;

                    (k)      with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, any Other Obligor, or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $20,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Guaranteed Pension Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

                    (l)       any of the following: (i) the Borrower or (if required to be so registered) any Other Obligor shall fail to be duly registered as an “investment adviser” under the Investment Advisers Act of 1940; or (ii) Alliance Distributors shall cease to be duly registered as a “broker/dealer” under the Securities Exchange Act of 1934 or shall cease to be a member in good standing of the National Association of Securities Dealers, Inc.;

                    (m)     the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or any Material Subsidiary shall either (i) be indicted for a federal or state crime and, in connection with such indictment, Government Authorities shall seek to seize or attach, or seek a civil forfeiture of, property of the Borrower, any Other Obligor, Alliance Distributors, the General Partner, or one or more of such Material Subsidiary having a fair market value in excess of $20,000,000, or (ii) be found guilty of, or shall plead guilty, no contest, or nolo contendere to, any federal or state crime, a punishment for which could include a fine, penalty, or forfeiture of any assets of the Borrower, such Other Obligor, Alliance Distributors, the General Partner, or such Material Subsidiary having in any such case a fair market value in excess of $20,000,000; or

                    (n)      Alliance Capital Management Corporation shall cease to be the sole general partner of the Borrower, and such circumstance shall continue for thirty (30) days after written notice of such circumstance has been given to the Borrower (or, if the Borrower no longer exists, any Other Obligor), provided,thatthe admission of additional Persons as (a) general partner of the Borrower shall not constitute an Event of Default if, prior to the admission of any such general partner, the Borrower delivers to the Banks (i) the documentation with respect to such general partner that would be required under Section 10.3 if such Person were a General Partner on the Closing Date, (ii) an incumbency certificate for such general partner as required for the Borrower pursuant to Section 10.8, and (c) an opinion from counsel reasonably acceptable to the Banks, in form and substance reasonably satisfactory to the Banks, as to such general partner’s power and authority to act on behalf of the Borrower as a general partner of the Borrower, and provided, further, that a Reorganization of the Borrower pursuant to Section 8.2(c) as permitted under Section 2.05 of the Borrower Partnership Agreement shall not constitute a Default or an Event of Default under this clause(n);

          then, and in any such event, so long as the same may be continuing, the Administrative Agent, upon the request of the Majority Banks, shall by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes, and the other Loan Documents and all Reimbursement Obligations (including with respect to outstanding undrawn Letters of Credit) to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in Section 12.1(h) or Section 12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent, any Co-Agent or any Bank; and provided, further, that any such declaration may be rescinded by the Majority Banks after the Events of Default leading to such declaration are cured or waived.

          12.2   Termination of Commitments .  If any one or more of the Events of Default specified in Section 12.1(h) or Section 12.1(i) shall occur, any unused portion of the Total Commitment hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower and the Co-Agents shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, or if on any date for issuing, extending, or renewing any Letter of Credit the conditions precedent to issuing, extending, or renewing such Letter of Credit on such date are not satisfied, the Administrative Agent may with the consent of the Majority Banks and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the Total Commitment hereunder, and upon such notice being given such unused portion of the Total Commitment hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Co-Agents shall be relieved of all further obligations to issue, extend or renew Letters of Credit.  If any such notice is given to the Borrower, the Administrative Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the Total Commitment hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

          12.3   Remedies

                    (a)      In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of the Loans pursuant to Section 12.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may with the consent of the Majority Banks but not otherwise, proceed to protect and enforce its rights by any appropriate Proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable Government Mandate the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank.

                    (b)      No remedy herein conferred upon any Bank, any Co-Agent or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by any Government Mandate.

          12.4   Application of Monies.  In the event that, during the continuance of any Default or Event of Default, the Administrative Agent, any Co-Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of rights under the Loan Documents, such monies shall be distributed for application as follows:

                    (a)      First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all costs, expenses, disbursements, and losses that shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection, or enforcement by the Administrative Agent of all or any of the rights, remedies, powers, and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or Liens that by Government Mandate shall have, or may have, priority over the rights of the Administrative Agent to such monies;

                    (b)      Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions among Obligations owing to the Banks, the Co-Agents and the Administrative Agent with respect to each type of Obligation such as interest, principal, fees, and expenses, shall be made among the Banks, the Co-Agents and the Administrative Agent pro rata according to the respective amounts thereof; and provided, further, that the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable; and

                    (c)      Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

13.     SETOFF.

          Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank.  Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank or constituting Reimbursement Obligations owed to such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Bank by Proceedings against the Borrower, by proof thereof in bankruptcy, reorganization, liquidation, receivership, or similar Proceedings, or otherwise, and shall retain and apply to the payment of the Notes held by, or Reimbursement Obligations owed to, such Bank, any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Banks (exclusive of payments to be made for the account of less than all of the Banks as provided in Sections 3.2.2, 5.8, and 5.9), such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by it, or Reimbursement Obligations owed to it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

14.     THE ADMINISTRATIVE AGENT.

          14.1   Authorization.  The Administrative Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.  The relationship between the Administrative Agent and the Banks is and shall be that of agent and principal only, and nothing contained in this Credit Agreement, the Letters of Credit or any of the other Loan Documents shall be construed to constitute the Administrative Agent as a trustee for any Bank.

          14.2   Employees and Agents.  The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of legal counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine.

          14.3   No Liability.  Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

          14.4   No Representations.  The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability, or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties, or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants, or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books, or records of the Borrower or any of its Subsidiaries.  The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver, or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate, and complete.  The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries.  Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

          14.5   Payments.

                    14.5.1           Payments to Administrative Agent.  A payment by the Borrower to the Administrative Agent hereunder or under any of the other Loan Documents for the account of any Bank or Co-Agent shall constitute a payment to such Bank or Co-Agent.  The Administrative Agent shall promptly distribute to each Bank and Co-Agent such Bank’s or, as the case may be, Co-Agent, pro rata share of payments received by the Administrative Agent for the account of the Banks and the Co-Agents except as otherwise expressly provided herein or in any of the other Loan Documents.

                    14.5.2           Distribution by Administrative Agent.  If in the reasonable opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes, or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make the same shall have been adjudicated by a court of competent jurisdiction.  If any Government Authority shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such Government Authority.

                    14.5.3           Delinquent Banks.  Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Administrative Agent its pro rata share of any Loan, (b) to purchase any Letter of Credit Participation as, when, and to the full extent required by the provisions of this Credit Agreement, or (c) to comply with the provisions of Section 13 with respect to making dispositions and arrangements with the other Banks, where such Bank’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when, and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Bank”) and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied.  A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees, or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  The Delinquent Bank hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations.  A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the non-delinquent Banks, the Banks’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

          14.6   Holders of Notes.  Subject to Section 18, the Administrative Agent may deem and treat the payee of any Note or purchaser of any Letter of Credit Participation as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee, or transferee.

          14.7   Indemnity.  The Banks ratably shall indemnify and hold harmless the Administrative Agent from and against any and all Proceedings (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Administrative Agent has not been reimbursed by the Borrower as required by Section 15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, any of the other Loan Documents, or the transactions contemplated or evidenced hereby or thereby, or the Administrative Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Administrative Agent’s willful misconduct or gross negligence.

          14.8   Administrative Agent and Co-Agents as Banks.  In its individual capacity, Bank of America, N.A., The Chase Manhattan Bank and Deutsche Bank AG, New York and/or Cayman Islands Branches shall have the same obligations and the same rights, powers, and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchase of any Letter of Credit Participations, as it would have were it not also the Administrative Agent and/or a Co-Agent.

          14.9   Resignation.  The Administrative Agent and/or any Co-Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to the Banks and the Borrower.  Upon any such resignation, the Majority Banks shall have the right to appoint a successor Administrative Agent and/or Co-Agent, as the case may be.  Unless an Event of Default shall have occurred and be continuing, such successor Administrative Agent and/or Co-Agent shall be reasonably acceptable to the Borrower.  If no successor Administrative Agent and/or Co-Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s and/or Co-Agent’s giving of notice of resignation, then the retiring Administrative Agent and/or Co-Agent may, on behalf of the Banks, appoint a successor, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Ratings Services.  Upon the acceptance of any appointment as Administrative Agent and/or Co-Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent and/or Co-Agent, and the retiring Administrative Agent and/or Co-Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s and/or Co-Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

          14.10 Notification of Defaults and Events of Default. Upon learning of the existence of a Default or an Event of Default, a Bank or Co-Agent shall promptly notify the Administrative Agent thereof.  Upon receipt of any notice under this Section 14.10, the Administrative Agent shall promptly notify the other Banks of the existence of such Default or Event of Default.

          14.11 Duties in the Case of Enforcement.  In case one or more Events of Default shall have occurred and be continuing, and whether or not acceleration of the Obligations shall have occurred, the Administrative Agent shall, if (a) so requested by the Majority Banks and (b) the Banks have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of the Loan Documents and exercise all or any such other legal, equitable, and other rights or remedies as it may have under the Loan Documents.  The Majority Banks may direct the Administrative Agent in writing as to the method and the extent of any such action, the Banks hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

15.     EXPENSES.

          The Borrower shall upon demand either, as the Banks, the Co-Agents or the Administrative Agent may require and regardless of whether any Loans are made hereunder, pay in the first instance or reimburse the Banks, the Co-Agents and the Administrative Agent (to the extent that payments for the following items are not made under the other provisions hereof) for (a) the reasonable out-of-pocket costs of producing and reproducing this Credit Agreement, the other Loan Documents, and the other agreements and instruments mentioned herein, (b) reasonable out-of-pocket expenses incurred in connection with the syndication of this facility, (c) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, any of the Co-Agents or any of the Banks (other than taxes based upon the Administrative Agent’s, any Co-Agent’s or any Bank’s income or profits) on or with respect to the transactions contemplated by this Credit Agreement, (d) the reasonable fees, expenses, and disbursements of the Co-Agent’s special counsel incurred in connection with the preparation, the administration, or interpretation of the Loan Documents, the other instruments mentioned herein, and the term sheet for the transactions contemplated by this Credit Agreement, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (e) the reasonable fees, expenses, and disbursements of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, (f) all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank, any Co-Agent or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking, and similar professional fees and charges) incurred by any Bank, any Co-Agent or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any Proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s, any Co-Agent’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries.  The Borrower shall not be responsible under clause (f) above for the fees and costs of more than one law firm in any one jurisdiction with respect to any one Proceeding or set of related Proceedings for the Administrative Agent, the Co-Agents and the Banks, unless any of the Administrative Agent, the Co-Agents and the Banks shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower or there are other circumstances that in the reasonable judgment of the Administrative Agent, the Co-Agents and the Banks make separate counsel advisable.  The covenants of this Section 15 shall survive payment or satisfaction of all other Obligations.

16.     INDEMNIFICATION.

          The Borrower shall, regardless of whether any Loans are made hereunder, indemnify and hold harmless the Administrative Agent, the Co-Agents and the Banks, together with their respective shareholders, directors, agents, officers, Subsidiaries, and Affiliates, from and against any and all damages, losses, settlement payments, obligations, liabilities, claims, causes of action, and Proceedings, and reasonable costs and expenses in connection therewith, incurred, suffered, sustained, or required to be paid by an indemnified party by reason of or resulting, directly or indirectly, from the transactions contemplated by the Loan Documents, including (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents, or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substances or any Proceeding brought or threatened with respect to any Hazardous Substances (including claims with respect to wrongful death, personal injury, or damage to property), in each case including the reasonable fees and disbursements of legal counsel and reasonable allocated costs of internal legal counsel incurred in connection with any such Proceeding, provided, however, the Borrower shall not be obligated to indemnify any party for any damages, losses, settlement payments, obligations, liabilities, claims, causes of action, Proceedings, costs, and expenses that were caused directly by (i) the gross negligence or willful misconduct of the indemnified party or (ii) any breach by any Bank of its obligation to fund a Loan pursuant to this Credit Agreement, provided that the Borrower is not then in Default.  In Proceedings, or the preparation therefor, the indemnified parties shall be entitled to select their legal counsel and, in addition to the foregoing indemnity, the Borrower shall, promptly upon demand, pay in the first instance, or reimburse the indemnified parties for, the reasonable fees and expenses of such legal counsel.  The Borrower shall not be responsible under this section for the fees and costs of more than one law firm in any one jurisdiction for the Borrower and the indemnified parties with respect to any one Proceeding or set of related Proceedings, unless any indemnified party shall have reasonably concluded that there are legal defenses available to it that are different from or additional to those available to the Borrower or there are other circumstances that in the reasonable judgment of the indemnified parties make separate counsel advisable.  If, and to the extent that the obligations of the Borrower under this Section 16 are unenforceable for any reason, the Borrower shall make the maximum contribution to the payment in satisfaction of such obligations that is permissible under applicable law.  The covenants contained in this Section 16 shall survive payment or satisfaction in full of all other Obligations.

17.     SURVIVAL OF COVENANTS, ETC.

          All covenants, agreements, representations, and warranties made herein, in the Notes, in any of the other Loan Documents, or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks, the Co-Agent and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans or any of the Co-Agents has any obligation to issue, extend, or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.  All statements contained in any certificate or other paper delivered to any Bank, any Co-Agent or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

18.     ASSIGNMENT AND PARTICIPATION.

          18.1   Conditions to Assignment by Banks.  Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights, and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and its participating interest in the risk relating to any Letters of Credit) and the Notes held by it; provided that (a) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, provided that, if no Event of Default has occurred and is continuing, no Bank may assign its rights and obligations hereunder if such assignment would result in a reduction of or a withdrawal of the then current rating of the commercial paper notes of the Borrower (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank’s rights and obligations under this Credit Agreement, (c) each assignment of less than all of the assigning Bank’s rights and obligations under this Credit Agreement, shall be in an amount equal to $10,000,000 or in integral multiples of $1,000,000 in excess thereof, and (d) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit J hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment.  Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (ii) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Administrative Agent of the registration fee referred to in Section 18.3, be released from its obligations under this Credit Agreement.

          18.2   Certain Representations and Warranties; Limitations; Covenants.  By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows: (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto; (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in Section 6.4 and Section 7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (d) such assignee will, independently and without reliance upon the assigning Bank, the Administrative Agent, or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; and (i) such assignee acknowledges that it has made arrangements with the assigning Bank satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit.

          18.3   Register.  The Administrative Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to, and Letter of Credit Participations purchased by the Banks from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement.  The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Bank agrees to pay to the Administrative Agent a registration fee in the sum of $3,500.

          18.4   New Notes.  Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Administrative Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank).  Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be cancelled and returned to the Borrower.

          18.5   Participations.  Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower, (b) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments, or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that require the unanimous consent of the Banks pursuant to Section 25 and (c) such participation shall be in a minimum amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof.  Each Bank shall, promptly upon request of the Borrower in each instance, disclose to the Borrower the parties to which such Bank has granted participations under this section unless such Bank is subject to a contractual restriction not to do so.

          18.6   Disclosure.  Any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder subject to Section 7.4(e).

          18.7   Assignee or Participant Affiliated with the Borrower.  If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 12, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank’s interest in any of the Loans.  If any Bank sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Administrative Agent of the sale of such participation.  A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to Section 12 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

          18.8   Miscellaneous Assignment Provisions.  Any assigning Bank shall retain its rights to be indemnified pursuant to Sections 5.8, 5.9, 15, and 16 with respect to any claims or actions arising prior to the date of the assignment.  If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Administrative Agent certification as to its exemption from deduction or withholding of any United States federal income taxes.  Anything contained in this Section 18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341.  No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

          18.9   Assignment by Borrower.  The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

19.     NOTICES, ETC.

          Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

                    (a)      if to the Borrower, at 1345 Avenue of the Americas, New York, New York 10105 (Telecopy Number (212) 969-6260), Attention:  Treasurer, with a copy sent via the same means to General Counsel of the Borrower at 1345 Avenue of the Americas, New York, New York 10105 (Telecopy Number (212) 969-1334), or at such other address for notice as any of such Persons shall last have furnished in writing to the Person giving the notice;

                    (b)      if to Bank of America, whether individually or as Administrative Agent or Co-Agent,

                    (i)       at 101 North Tryon Street, Charlotte, North Carolina 28255, Agency Services – Independence Center NC1-001-1504 (Telecopy Number (704) 409–0002), Attention: Herbert Boyd, Ref: Alliance Capital Management L.P.,

                    (ii)      all financial information at Credit Compliance, 231 South LaSalle Street, Chicago, Illinois 60697 (Telecopy Number (312) 987-0889), Attention: Lizet Flores, Mehul Mehta and Allison Ryan,

                    (iii)     with a copy sent via the same means to Paul, Hastings, Janofsky & Walker LLP, 600 Peachtree Street, N.E., Suite 2400, Atlanta, Georgia 30308-2222 (Telecopy Number:  (404) 815-2424), Attention: Chris D. Molen, Esq.,

                    or such other address for notice as such Person shall last have furnished in writing to the Person giving the notice;

                    (c)      if to any Bank, at such Bank’s address set forth on Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or telecopy to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such telecopy, or when delivery (if other than by telecopy) is duly attempted and refused, and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

20.     GOVERNING LAW.

          THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.  EACH OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE BANKS, AND THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19.  EACH OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE BANKS, AND THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

21.     HEADINGS.

          The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

22.     COUNTERPARTS.

          This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Any signatures delivered after the Closing Date by a party by facsimile transmission shall be deemed an original signature hereto.

23.     ENTIRE AGREEMENT, ETC.

          The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in Section 25.

24.     WAIVER OF JURY TRIAL.

          EACH OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS, THE BANKS, AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES, OR ANY OF THE OTHER LOAN DOCUMENTS, AND RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EXCEPT AS PROHIBITED BY LAW, EACH OF THE ADMINISTRATIVE AGENT, THE BANKS, THE CO-AGENTS AND THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY PROCEEDING REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY BANK, ANY CO-AGENT OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK, SUCH CO-AGENT OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT EACH OF THE ADMINISTRATIVE AGENT, THE CO-AGENTS AND THE BANKS HAS BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

25.     CONSENTS, AMENDMENTS, WAIVERS, ETC.

          Except as otherwise expressly provided in this Credit Agreement, any term of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein may be amended with, but only with, the written consent of the Borrower and the Majority Banks.  Any consent or approval required or permitted by this Credit Agreement to be given by the Banks may be given, any acceleration of amounts owing under the Loan Documents may be rescinded, and the performance or observance by the Borrower of any terms of this Credit Agreement, the other Loan Documents, or any other instrument related hereto or mentioned herein or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to Section 5.10 following the effective date of any waiver by the Majority Banks of the Default or Event of Default relating thereto), the term of the Notes, the definition of Maturity Date, the amount of the Commitments of the Banks, and the amount of facility fees hereunder or Letter of Credit Fees may not be changed without the written consent of the Borrower and the written consent of Banks holding one hundred percent (100%) of the outstanding principal amount of the Notes (or, if no Notes are outstanding, Commitments representing one hundred percent (100%) of the Total Commitment); neither this Section 25 nor the definition of Majority Banks may be amended without the written consent of all of the Banks; and the amount of the Administrative Agent’s fee or Letter of Credit Fees and Section 14 may not be amended without the written consent of the Administrative Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.  Neither the Administrative Agent nor any Bank has any fiduciary relationship with or fiduciary duty to the Borrower arising out of or in connection with this Credit Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.

26.     SEVERABILITY.

          The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

          IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

BORROWER:	ALLIANCE CAPITAL MANAGEMENT L.P.
	By:	Alliance Capital Management
Corporation, its General Partner
	By:	/s/ Robert H. Joseph, Jr.
	Name:	Robert H. Joseph, Jr.
	Title:	Senior Vice President and Chief Financial Officer
ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.
	By:	/s/ Mehul Mehta
	Name:	Mehul Mehta
	Title:	Vice President
SYNDICATION AGENT:	THE CHASE MANHATTAN BANK
	By:	/s/ Peter Platten
	Name:	Peter Platten
	Title:	Vice President
DOCUMENTATION AGENT:	DEUTCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES
	By:	/s/ Alan Krouck
	Name:	Alan Krouck
	Title:	Vice President
	By:	/s/ Suzanne Kissling
	Name:	Suzanne Kissling
	Title:	Managing Director
BANKS:	BANK OF AMERICA, N.A.
	By:	/s/ Mehul Mehta
	Name:	Mehul Mehta
	Title:	Vice President
THE CHASE MANHATTAN BANK
	By:	/s/ Peter Platten
	Name:	Peter Platten
	Title:	Vice President
DEUTSCHE BANK AG, NEW YORK AND/OR CAYMAN ISLANDS BRANCHES

	By:	/s/ Alan Krouck
Name: Alan Krouck
	Title:	Vice President
	By:	/s/ Suzanne Kissling
Name: Suzanne Kissling
	Title:	Managing Director